                                                                   EXHIBIT 10.26

                                                                  EXECUTION COPY

                 AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                               PAV REPUBLIC, INC.
                                 AS PURCHASER,

                                      AND

                       REPUBLIC ENGINEERED PRODUCTS LLC,
                            N&T RAILWAY COMPANY LLC,
                                      AND
                            BLUE STEEL CAPITAL CORP.
                                   AS SELLERS
                         DATED AS OF DECEMBER 16, 2003

                                TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----
ARTICLE I DEFINITIONS.......................................................................   2
        Section 1.1     Definitions.........................................................   2
        Section 1.2     Terms Generally.....................................................  15

ARTICLE II PURCHASE AND SALE OF ASSETS......................................................  15
        Section 2.1     Purchase and Sale of the Purchased Assets...........................  15
        Section 2.2     Excluded Assets.....................................................  18

ARTICLE III LIABILITIES ASSUMED.............................................................  18
        Section 3.1     Assumption of Liabilities...........................................  18

ARTICLE IV PURCHASE PRICE...................................................................  22
        Section 4.1     Purchase Price for Purchased Assets.................................  22
        Section 4.2     Payment of Purchase Price...........................................  24

ARTICLE V REPRESENTATIONS AND WARRANTIES AND RELATED UNDERTAKINGS...........................  24
        Section 5.1     Representations and Warranties of Sellers...........................  24
        Section 5.2     Representations and Warranties of Purchaser.........................  31
        Section 5.3     Amendments to Disclosure Schedules..................................  32

ARTICLE VI TAX MATTERS......................................................................  33
        Section 6.1     Transfer Taxes......................................................  33
        Section 6.2     Proration of Real Property Taxes....................................  33
        Section 6.3     Tax Returns; Cooperation on Tax Matters.............................  34
        Section 6.4     Allocation Purchase of Price and Purchase Price Allocation Forms....  35
        Section 6.5     Wage and Employment Tax Reporting...................................  35
        Section 6.6     Tax Sharing Agreements..............................................  35

ARTICLE VII COVENANTS AND ADDITIONAL AGREEMENTS.............................................  35
        Section 7.1     Approval Proceedings................................................  35
        Section 7.2     Employee Matters....................................................  36
        Section 7.3     Access to Information, Confidentiality..............................  36
        Section 7.4     Notification of Certain Matters.....................................  37
        Section 7.5     [Intentionally Omitted].............................................  37
        Section 7.6     Filings and Approvals Regarding the Railroad Subsidiary.............  38
        Section 7.7     Further Action......................................................  38
        Section 7.8     Conduct of the Business.............................................  39
        Section 7.9     Non-Assignable Contracts............................................  39
        Section 7.10    Acquisition Agreements..............................................  40
        Section 7.11    Indemnification Agreements..........................................  40

       Section 7.12     Litigation..........................................................  41
       Section 7.13     Public Announcements................................................  41
       Section 7.14     Filings and Authorizations..........................................  41
       Section 7.15     Amendment to List of Purchased Contracts............................  42
       Section 7.16     Insurance...........................................................  42
       Section 7.17     Bulk Sale...........................................................  42
       Section 7.18     Employees and Employee Benefits Matters.............................  42
       Section 7.19     Closing Date Balance Sheet..........................................  43

ARTICLE VIII CONDITIONS TO THE CLOSING......................................................  43
       Section 8.1      Conditions to Obligations of Purchaser..............................  43
       Section 8.2      Conditions to Obligations of Seller.................................  46

ARTICLE IX CLOSING..........................................................................  47
       Section 9.1      Closing.............................................................  47
       Section 9.2      Closing Deliveries by Sellers.......................................  47
       Section 9.3      Closing; Deliveries by Purchaser....................................  48

ARTICLE X SURVIVAL..........................................................................  49

ARTICLE XI TERMINATION, AMENDMENT AND WAIVER................................................  49
       Section 11.1     Termination.........................................................  49
       Section 11.2     Effect of Termination...............................................  50
       Section 11.3     Break-Up Fee; Expense Reimbursement.................................  50
       Section 11.4     Earnest Money Deposit...............................................  50

ARTICLE XII MISCELLANEOUS...................................................................  51
       Section 12.1     Expenses............................................................  51
       Section 12.2     Governing Law; Forum................................................  51
       Section 12.3     Notices.............................................................  51
       Section 12.4     Headings............................................................  52
       Section 12.5     No Assignment; Benefit to Third Parties.............................  52
       Section 12.6     Entire Agreement....................................................  52
       Section 12.7     Counterparts........................................................  52
       Section 12.8     Waiver..............................................................  52
       Section 12.9     Amendment...........................................................  53
       Section 12.10    Severability........................................................  53
       Section 12.11    Further Assurances..................................................  53

                                    EXHIBITS

Sale Order                                                             Exhibit A

                                    SCHEDULES

Real Property                                  Schedule 2.1(a)
Owned Machinery and Equipment                  Schedule 2.1(b)
Railroad Subsidiary Assets                     Schedule 2.1(d)
Seller's Corporate Headquarters Assets         Schedule 2.1(e)(i)
Machine Shop Assets                            Schedule 2.1(e)(ii)
Purchased Plants - Fixed Assets                Schedule 2.1(f)
Permits                                        Schedule 2.1(g)
Purchased Contracts                            Schedule 2.1(k)
Intellectual Property Rights                   Schedule 2.1(i)
Claims of Credit                               Schedule 2.1(n)
Sellers Excluded Assets or Properties          Schedule 2.2(b)
[Intentionally Omitted]                        [Intentionally Omitted]
[Intentionally Omitted]                        [Intentionally Omitted]
Material Contracts                             Schedule 5.1(e)(i)
Cure Amounts                                   Schedule 5.1(e)(ii)
[Intentionally Omitted]                        [Intentionally Omitted]
[Intentionally Omitted]                        [Intentionally Omitted]
[Intentionally Omitted]                        [Intentionally Omitted]
[Intentionally Omitted]                        [Intentionally Omitted]
Reference Leases                               Schedule 5.1(j)
[Intentionally Omitted]                        [Intentionally Omitted]
Certain Actions                                Schedule 5.1(q)
[Intentionally Omitted]                        [Intentionally Omitted]
[Intentionally Omitted]                        [Intentionally Omitted]
[Intentionally Omitted]                        [Intentionally Omitted]
SEC Reports                                    Schedule 5.1(u)(i)
Unaudited Financial Statements                 Schedule 5.1(u)(iii)
[Intentionally Omitted]                        [Intentionally Omitted]
[Intentionally Omitted]                        [Intentionally Omitted]
[Intentionally Omitted]                        [Intentionally Omitted]
[Intentionally Omitted]                        [Intentionally Omitted]
[Intentionally Omitted]                        [Intentionally Omitted]
[Intentionally Omitted]                        [Intentionally Omitted]
Insurance                                      Schedule 5.1(aa)
Certain Changes or Events                      Schedule 5.1(bb)
[Intentionally Omitted]                        [Intentionally Omitted]
[Intentionally Omitted]                        [Intentionally Omitted]
[Intentionally Omitted]                        [Intentionally Omitted]
[Intentionally Omitted]                        [Intentionally Omitted]
[Intentionally Omitted]                        [Intentionally Omitted]
Indemnification Agreements                     Schedule 7.11
Assumed Employee Benefits Plans                Schedule 7.18
[Intentionally Omitted]                        [Intentionally Omitted]
[Intentionally Omitted]                        [Intentionally Omitted]

                 AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

            This AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this "Agreement"), is dated as of December 16, 2003, by and among REPUBLIC ENGINEERED PRODUCTS LLC, a Delaware limited liability company ("Republic"), N&T RAIL WAY COMPANY LLC, a Delaware limited liability company and BLUE STEEL CAPITAL CORP., a Delaware corporation (together with Republic, "Sellers" and each a "Seller") which Sellers are debtors in possession under Chapter 11 of Title 11, United States Code (as amended from time to time, the "Bankruptcy Code"), and PAV REPUBLIC, INC., a Delaware corporation ("Purchaser").

            WHEREAS, Sellers have determined that it is in their best interest to sell to Purchaser and Purchaser desires to purchase all of the assets used or usable in connection with Sellers' business (the "Business"), and Purchaser desires to assume certain specified liabilities of Sellers which are related to the Business, all on the terms and subject to the conditions set forth in this Agreement; and

            WHEREAS, Republic and certain of its subsidiaries commenced cases in the United States Bankruptcy Court for the Northern District of Ohio, Eastern Division under Chapter 11 of the Bankruptcy Code on October 6, 2003 (collectively, the "Chapter 11 Cases"); and

            WHEREAS, the Purchaser and the Sellers entered into an Asset Purchase Agreement, dated as of November 7, 2003 (the "Old Agreement") and desire to amend and restate the Old Agreement in its entirety and replace it with this Agreement; and

            WHEREAS, Republic and certain of its subsidiaries continue in the management arid possession of their properties as debtors in possession in the Chapter 11 Cases pursuant to sections 1l07(a) and 1108 of the Bankruptcy Code and, following approval of this Agreement, subject to the terms and conditions of this Agreement; and

            WHEREAS, the transactions contemplated by this Agreement have been implemented through the, filing of a motion seeking the entry of an order by the Bankruptcy Court approving this Agreement and the terms of the sale of the Purchased Assets (as defined herein) and the assumption of the Assumed Liabilities (as defined herein) pursuant to Section 363 of the Bankruptcy Code in accordance with the terms of this Agreement;

            WHEREAS, Purchaser intends to place One Million U.S. Dollars ($1,000,000) in an account to be used for the wind down and closure of the Chapter 11 Cases; and

            WHEREAS, Purchaser, at the request of The Official Committee of Unsecured Creditors in the Chapter 11 Cases, has committed to operate the Business as a going concern; and

            WHEREAS, subject to the entry of the Sale Order (as defined herein) and on the terms and conditions set forth herein, Purchaser shall purchase the Purchased Assets and assume the Assumed Liabilities of Sellers.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree to amend and restate the Old Agreement in its entirety, as follows:

                                   ARTICLE I
                                   DEFINITIONS

      SECTION 1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

            "Acquisition Agreements" has the meaning set forth in Section 7.10.

            "Action" means any claim, charge, action, suit, arbitration, mediation, inquiry, proceeding or investigation by any Person or Governmental Authority before any Governmental Authority.

            "Active Employees" means employees of Seller actively employed in the Business on the Closing Date; employees of Seller on disability or workers compensation leave who are reasonably likely to return to work within a reasonable time, employees of Seller on worker's compensation leave receiving temporary total benefits, employees of Seller who have been laid off but possess seniority rights under the Labor Agreements, and salaried employees on temporary lay-off or approved personal leave per company policy.

            "Adjustment Date" has the meaning set forth in Section 6.2.

            "Administrative Agent" shall have the meaning set forth in the Existing Credit Facility.

            "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.

            "Agreement" means this Agreement, including the Schedules and the Exhibits, as amended from time to time in accordance with its terms.

            "Allocation" has the meaning set forth in Section 6.4.

            "Applicable Percentage" means a percentage (i) the numerator of which is the aggregate principal amount of such Participant's Indebtedness under the Existing Credit Facility with respect to which such Participant elects to exercise a Purchase Option and (ii) the denominator of which is the aggregate outstanding principal amount of all Indebtedness under the Existing Credit Facility; provided, that if as a result of such elections, the Participants would in the aggregate have Applicable Percentages totaling more than 33%, the Applicable Percentages of the Participants shall be reduced pro rata based on the respective amounts elected by each of the Participants, until Applicable Percentages of the Participants do not exceed 33% in the aggregate.

            "Approvals" means all certificates, licenses, permits or other approvals required to be obtained by Seller or its Subsidiaries in connection with the use or ownership of its or their assets or properties or the operation of its or their business.

            "Asbestos Liabilities" shall mean any loss, Liability, third-party claim, cost, damage or expense (including without limitation any attorneys' fees or expenses) arising from, relating to, or based on the presence or alleged presence of asbestos or asbestos-containing materials in any product or item manufactured, sold, marketed, installed, stored, transported, handled, used, or distributed at any time by any Seller or any of its respective predecessor(s) or Affiliates(s) or at any former or current properties or facilities of any Seller or any of its respective predecessor(s) or Affiliate(s).

            "Assets" means the assets of every type and description, tangible or intangible, real or personal that are owned, leased or licensed by any Seller, including, without limitation, all Trust Moneys and other Collateral.

            "Assumed Employee Benefit Plans" has the meaning set forth in
Section 7.18.

            "Assumed Liabilities" has the meaning set forth in Section 3.1(a).

            "Assumption Agreement" means one or more assignment and assumption agreements ill customary form and satisfactory to Purchaser.

            "Attendant Documents" has the meaning set forth in Section 5.1( a).

            "Auction" means, as more fully described in the Bidding Procedures Order, the auction to be held prior to the Sale Hearing for consideration of qualifying higher and better offers that may be presented to Sellers.

            "Audited Financial Statements" has the meaning set forth in Section 5.1(u)(ii).

            "Bankruptcy Code" has the meaning set forth in the Preamble.

            "Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of Ohio, Eastern Division, or such other court as may have jurisdiction over the Chapter 11 Cases.

            "Bank Notes" has the meaning set forth in Section 4.1.

            "Bank Note Agreement" means the note agreement pursuant to which the Bank Notes shall be issued to the holders thereof, in form and substance reasonably acceptable to the Purchaser and the Administrative Agent.

            "Bank Note Consideration" has the meaning set forth in Section
4.1(a).

            "Bank Security Documents" means the mortgages and security agreements pursuant to which the Purchaser grants to the Collateral Agent for the benefit of the holders of the Bank Notes a first priority lien and security interest in the Canton CAST-ROLL facility and related assets of the Purchaser located in Canton, OH, at the premises described in Exhibit A to the First Mortgage (as defined in the DIP Facility), including, but not limited to, all equipment, fixtures, goods and other fixtures and personal property located from time to time at such premises or related to the operation thereof and related properties, and proceeds and products thereof and the Insurance Collateral.

            "Bidding Procedures Order" means an order of the Bankruptcy Court that is in form and substance satisfactory to the Purchaser and the Sellers.

            "Bill of Sale" means one or more bills of sale in form and substance acceptable to Purchaser.

            "Bondholder Note Consideration" has the meaning set forth in Section 4.1(a).

            "Break-Up Fee" has the meaning set forth in Section 11.3.

            "Business" has the meaning set forth in the Recitals.

            "Business Combination" means with respect to any Person any (a) merger, consolidation or combination to which such Person is a party, (b) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person, or any acquisition of capital stock or equity interests or securities of such Person, representing in any such case at least 25% of such class of capital stock or equity interests, (c) any tender offer (including, without limitation, a self-tender), exchange offer or recapitalization for or affecting the outstanding equity or debt securities of such Person, (d) any plan of reorganization under Chapter 11 of the Bankruptcy Code, (e) any liquidation, dissolution or similar transaction involving such Person, (f) any sale, dividend or other disposition of all or a material portion of the assets of such Person or (g) the entering into of any agreement or understanding, or the granting of any rights or options, with respect to any of the foregoing.

            "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

            "Canadian Drawn Steel" means Canadian Drawn Steel Company, Inc.

            "Canadian Subsidiary" means 2011448 Ontario Limited; a company formed under the laws of Canada.

            "Cash Consideration" has the meaning set forth in Section 4.1(a).

            "CAST-ROLL Collateral" means the Canton CAST-ROLL facility and related assets of the Purchaser located in Canton, OH, at the premises described in Exhibit A to the First Mortgage (as defined in the DIP Facility), including, but not limited to, all equipment, fixtures, goods and other fixtures and personal property located from time to time at such premises or related to the operation thereof and related properties, and proceeds and products thereof.

            "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (U.S.C. Section 9601 et seq.), and all regulations promulgated thereby.

            "Chapter 11 Cases" has the meaning set forth in the Recitals.

            "Chapter 11 Expenses" means the costs incurred and expenses paid or payable by Sellers in connection with the administration of the Chapter 11 Cases, including, without limitation, (a) fees and expenses related to the DIP Facility, (b) obligations to pay professionals' fees and expenses in connection with the Chapter 11 Cases (including, without limitation, fees of attorneys, accountants, investment bankers, financial advisors, and consultants retained by Sellers, the Creditors' Committee or the pre-petition lenders, and any compensation for making a substantial contribution in the Chapter 11 Cases) and reimbursement of any expenses incurred by Sellers prior to the Closing Date in connection therewith (including, without limitation, any obligations to pay any holdback of any such fees and expenses), (c) fees and expenses payable to the United States trustee under Section 1930 of title 28, United States Code and (d) expenses of members of the Creditors' Committee.

            "Closing" has the meaning set forth in Section 9.1.

            "Closing Date" has the meaning set forth in Section 9.1.

            "Closing Date Balance Sheet" has the meaning set forth in Section 5.1(u)(iv).

            "Code" means the United States Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

            "Collateral" has the meaning attributed to it in the Indenture.

            "Collateral Agent" shall have the meaning set forth in the Bank Note Agreement.

            "Competing Bid" means a Qualified Bid that is determined to be the highest or best offer at the Auction in accordance with the procedures set forth in the Bidding Procedures Order.

            "Competing Bidder" means a Person other than the Purchaser that submits a Qualified Bid.

            "Conducted" has the meaning set forth in Section 5.1(a).

            "Contract" means any written agreement, arrangement, understanding, lease or instrument or other contractual or similar arrangement.

            "Control" (including the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of capital stock, including as trustee (other than a Chapter 11 trustee) or executor, by contract or credit arrangement or otherwise.

            "Copyrights" has the meaning set forth in Section 2.1(i).

            "Creditors' Committee" means any statutory committee of unsecured creditors appointed by the United States trustee in the Chapter 11 Cases.

            "Cure Costs" means all monetary Liabilities, including pre-petition monetary Liabilities, of Sellers that must be paid or otherwise satisfied to cure all of each Debtor Seller's monetary defaults under the Purchased Contracts or Reference Leases at the time of the assumption thereof and assignment to Purchaser as provided hereunder as such amounts are determined by the Bankruptcy Court.

            "DIP Facility" means the debtor-in-possession financing entered into by and between Republic as borrower, the other Sellers as guarantors, Fleet Capital Corporation as administrative agent, certain other parties thereto as co-agents, and the lending institutions listed on Schedule 1(c) thereto as lenders, dated as of October 9, 2003.

            "DOJ" has the meaning set forth in Section 7.5(b).

            "Employee Benefit Plan" means each employee benefit plan within the meaning of Section 3(3) of ERISA and each other personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, workers' compensation program, vacation policy, voluntary employees' beneficiary association (VEBA), severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and other employee benefit plan, agreement, arrangement, program, practice, or understanding, that is sponsored, maintained, or contributed to by any Seller or any ERISA Affiliate or with respect to which any Seller or any ERISA Affiliate has any Liability or potential Liability.

            "Encumbrance" means any claim, Liability, charge, lease, covenant, easement, encumbrance, security interest, lien, option, pledge, right of others, mortgage, hypothecation, conditional sale, or restriction (whether on voting, sale, transfer, defenses, set-off or recoupment rights, disposition, or otherwise) against or with respect to tangible or intangible property or rights, whether imposed by agreement, understanding, law, equity, or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

            "Environmental Law" means any and all applicable federal, state, and local statutes, laws, regulations, ordinances, orders, common law, and similar provisions currently in existence and applicable and having the force or effect of law, concerning public health or safety, worker health or safety, pollution or protection of Section 7401 et seq. (the "Clean Air Act"), the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Resource Conservation Recovery Act, 42 U.S.C. 6901 et seq. ("RCRA"), the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq., the Comprehensive, Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"), the Occupational Safety and Health Act of 1970 (but only to the extent it regulates occupational exposure to Hazardous Substances), all as amended, and any and all other applicable laws, all as amended, which govern: (i) the existence, cleanup, removal and/or remedy of contamination or threat of contamination at, on or under owned or leased real property; (ii) the release, threatened release, emission or discharge of Hazardous Substances into the environment; (iii) the control of Hazardous Substances; or (iv) the presence, use, manufacturing, refining production, generation, transport, treatment, storage, disposal, distribution, importing, labeling, testing, processing, removal, recycling, handling or recovery of Hazardous Substances; and

            "Environmental Reports" means any and all environmental review and assessment reports that Republic, its corporate predecessors, or any Subsidiary of Republic has ever caused to be prepared or has ever received within the last five (5) years with respect to the owned Real Property or leased Real Property.

            "Equipment" means (i) all Owned Machinery and Equipment and (ii) all of Sellers' equipment, machinery, furniture, fixtures and improvements and tooling located at or associated with the operation of the Purchased Plants that are leased pursuant to Purchased Contracts;

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

            "ERISA Affiliate" means any entity that" together with any Seller or any Subsidiary of any Seller, is considered a single employer under Section 414 of the Code.

            "Excluded Assets" has the meaning set forth in Section 2.2 hereof.

            "Excluded Contracts" means any Contracts to which any Seller is a party or its assets are bound that are not Purchased Contracts.

            "Excluded Environmental Liabilities" means any Liability or investigatory, corrective or remedial obligation, whenever arising or occurring, arising under Environmental Law, as amended or in effect prior to or as of the Closing, with respect to the Sellers or any of their predecessor(s) or Affiliate(s), their respective past or current properties or facilities, the Business or the Assets (including without limitation any arising from the on-site or off-site Release, threatened Release, treatment, storage, disposal, or arrangement for disposal of Hazardous Substances) whether or not constituting a breach of any representation or warranty herein and whether or not set forth on any disclosure schedule attached hereto.

            "Excluded Liabilities" has the meaning set forth in Section 3.1(b).

            "Exercise Notice" has the meaning set forth in Section 4.1(c).

            "Existing Credit Facility" means the Revolving Credit Agreement dated as of August 16, 2002 among Sellers, Fleet Capital Corporation, Bank of America, N.A., G E Capital CFE, Inc., JP Morgan Chase Bank; Wells Fargo Foothill, Inc., the other leading institutions named therein, and Fleet Capital Corporation as Administrative Agent.

            "Existing Lenders" means the lending institutions listed as lenders on Schedule 1 to the Existing Credit Facility or Schedule 1(c) to the DIP Facility, as the context requires.

            "Expense Reimbursement Amount" has the meaning set forth in Section 11.3.

            "Expiration Date" has the meaning set forth in Section 4.l(b).

            "Final Order" means an order of the Bankruptcy Court as to which the time to appeal shall have expired and as to which no appeal shall then be pending.

            "FTC" has the meaning set forth in Section 7.5(b).

            "Governmental Authority" means any United States federal, state or local, or any foreign, government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

            "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

            "Hazardous Substance" means any material, substance, or waste, or combination thereof which is classified as hazardous, toxic, pollutant or contaminant or words of similar meaning, whether solid, liquid or gaseous in nature, under Environmental Laws, including without limitation petroleum (including crude oil or any fraction thereof), polychlorinated biphenyls
(PCBs), asbestos and radioactive materials.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Ice Termination Act" means the ICC Termination Act of 1995, as amended.

            "Indebtedness" means, at any time and with respect to any Person,
(a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services (other than property, including inventory, and services purchased, and trade payables, other expense accruals and deferred compensation items arising, in the ordinary course of business, consistent with past practice), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance; surety and appeal bonds arising in the ordinary course of business in respect of which such Person's Liability remains contingent), (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of Sellers or lender under such agreement in the event of default are limited to repossession or sale of such property),
(e) all obligations of such Person under leases which have been or should be, in accordance with U.S. GAAP, recorded as capital leases, to the extent required to be so recorded, (f) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all Indebtedness of others referred to in clauses (a) through
(f) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to payor purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss in respect of such Indebtedness, and (h) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and including in clauses (a) through (h) above any accrued and unpaid interest thereon.

            "Indemnification Agreements" has the meaning set forth in Section 7.11.

            "Indemnification Claim" has the meaning set forth in Section 7.10.

            "Indenture" means the indenture governing the Senior Secured Notes by and among Republic, La Salle Bank National Association and certain other parties dated as of August 16, 2002, as amended.

            "Insurance Collateral" means fifty percent (50%) of the Insurance Proceeds; such 500/0 shall be calculated so that with respect to each $1.00 of Insurance Proceeds that is owing to or received by the Purchaser, $0.50 shall be subject to the security interest of the Collateral Agent for the benefit of the holders of the Bank Notes, and shall be applied immediately upon receipt to repay the Bank Notes as provided therein.

            "Insurance Policies" has the meaning set forth in Section 5.1(aa).

            "Insurance Proceeds" means any proceeds greater than Five Million U.S. Dollars ($5,000,000) but less than Twenty Five Million U.S. Dollars ($25,000,000) received by the Sellers after December 5, 2003 but prior to Closing, or the Purchaser after December 5, 2003, for business interruption insurance coverage relating to the loss events experienced by Sellers at the Lorain plant in January, June and August of 2003.

            "Intellectual Property Rights" has the meaning set forth in Section 2.1(i).

            "Interest Payment" has the meaning set forth in Section 4.1.

            "Indenture Trustee" means the trustee appointed pursuant to the Indenture.

            "Inventory" has the meaning set forth in Section 2.1(l).

            "IRS" means the U.S. Internal Revenue Service.

            "Knowledge" means the knowledge, after reasonable inquiry, of any of the following executive officers and managers of the Sellers: Joseph Lapinsky, John George, Joseph Kaczka, James Kuntz, Ted Macuzak, Cindy Oney, Leonard Wisniewski and John Willoughby.

            "Law" means any federal, state, ,local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law (other than an Environmental Law).

            "Labor Agreements" means the collective bargaining agreements that Sellers are party to, as described more fully on Schedule 2.1(k), and including any arbitration decisions or memoranda of understanding executed by the parties thereto interpreting such agreements.

            "Liability" means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) including any liability for taxes.

            "Liquidating Trust" means the REP Liquidating Trust formed for the benefit of the holders of the Senior Secured Notes.

            "Lease Assignment and Assumption Agreement" has the meaning set forth in Section 9.2(f).

            "Leased Real Property" means any land, buildings, structures, improvements, fixtures or other interest in Real Property which is used or intended to be used in, or otherwise related to, the Business in which any Seller holds a leasehold or subleasehold estate or is granted the right to use or occupy.

            "Leasehold Improvements" means all the buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by Seller, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the lease for such Leased Real Property.

            "Machine Shop Assets" has the meaning set forth on Schedule 2.1(e).

            "Material Adverse Effect" means, with respect to Sellers, any change, circumstance or effect that, individually or in the aggregate with other changes, circumstances and effects, is materially adverse to (i) the business, operations, assets, Liabilities, financial condition, results of operations or prospects of such entity and its subsidiaries taken as a whole or (ii) the validity or enforceability of this Agreement or the ability of Sellers to perform their respective obligations hereunder in a timely fashion; but expressly excluding the effects of any repeal of or any other action by any Governmental Authority with respect to the so-called Section 201 "steel tariffs".

            "Material Contracts" has the meaning set forth in Section 5.1(e)(i).

            "New Lenders" means the lenders under the new senior secured credit facility entered into by the Purchaser at Closing, if any.

            "New Securities" means each class of the equity securities and/or debt securities (but excluding any working capital financing or other debt financing that (i) issued at par and at a market rate of interest, and (ii) does not include any equity conversion rights, equity-like features or performance-linked returns), as the case may be, issued to or acquired by Perry Affiliates in connection with its investment in the Purchaser, of which a pro rata strip shall be acquired by Participants upon exercise of the Purchase Option. New Securities will be subject to the terms and conditions of a certificate of incorporation, bylaws and securityholder agreement (which shall include, without limitation, tag along rights, drag along rights, no discount for minority or nonvoting nature of securities or premium for control, and other customary minority investor protections on terms reasonably acceptable to the Participants), each in form and substance reasonably satisfactory to the Purchaser; provided, however, that any New Securities issued to Participants shall be nonvoting, but otherwise on the same terms and conditions as are applicable to the Perry Affiliates.

            "New Senior Secured Notes" means the senior secured notes representing the Note Consideration, to be governed by the New Senior Secured
Note Indenture and issued at Closing by Purchaser.

            "New Senior Secured Note Indenture" means the indenture governing the New Senior Secured Notes in such form reasonably acceptable to each of Purchaser and Republic which agreement shall include, among other things, such non-economic terms as are necessary or desirable to reflect the transaction and the Purchaser's proposed post-Closing capital structure.

            "Noteholders" means the holders of the Senior Secured Notes issued pursuant to the Indenture.

            "Ohio Loan" means the loan agreement by and among Republic, the Ohio Department of Development and certain other parties dated as of March 20, 2003 in the aggregate principal amount of Five Million U.S. Dollars ($5 million).

            "Owned Machinery and Equipment" has the meaning set forth in Section 2.1(b).

            "Participant" means any holder of Indebtedness under the Existing Credit Agreement, including any bona fide assignee thereof after the date hereof

            "Patents" has the meaning set forth in Section 2.l(i).

            "PBGC" means the U.S. Pension Benefit Guaranty Corporation.

            "Permits" means licenses, franchises, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted from any Governmental Authority.

            "Permitted Real Estate Liens" means (i) all presently existing and future liens of real estate taxes or assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are not yet due and payable and are apportioned to the extent provided in this Agreement; (ii) those Third Party Leases described on
Schedule 1.1 and the rights of other tenants in possession, if any, under leases disclosed by Sellers to the Purchaser provided same does not materially and adversely affect the use and operation of the applicable parcel of Real Property as currently being used and operated by the applicable Seller; (iii) unpaid state and local franchise, general corporation and/or income taxes, mechanics liens, or other monetary liens (other than Personal Property Taxes); provided that, based upon a deposit by any Seller with the Title Company, an indemnity by any Seller to the Title Company, the order of a bankruptcy court having jurisdiction, or other assurances by the applicable Seller to the Title Company, such Seller is able to induce the Title Company to omit such lien or encumbrance as an exception to title, or insure against its collection out of or enforcement against the applicable Real Property with respect to the applicable Title Policy issued by the Title Company; (iv) such matters as the Title Company shall be willing to omit as exceptions to coverage or, subject to Purchaser's reasonable approval, by endorsement in form and substance acceptable to Purchaser in its reasonable discretion, insure against collection out of or enforcement against such Real Property with respect to the applicable Title Policy issued by the Title Company; or (v) any other matter of record affecting title to any parcel of Real Property that does not materially and adversely affect the operation of the applicable parcel of Real Property as such parcel of Real Property is currently used and operated.

            "Perry" shall mean Perry Partners LP and Perry Partners International Inc.

            "Perry Affiliates" shall mean and include Perry and any of its or their Affiliates other than the Purchaser.

            "Person" means an individual, corporation, partnership, association, limited liability company, trust, joint venture, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended).

            "Pre-Closing Tax Period" means any taxable period or portion thereof ending on or before the Closing Date or, as the context may require, all such periods and portions. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period through the end of the Closing Date shall constitute a Pre-Closing Tax Period.

            "Purchase Price" has the meaning set forth in Section 4.l(a).

            "Purchased Assets" has the meaning set forth in Section 2.1.

            "Purchased Contracts" has the meaning set forth in Section 2.1(k).

            "Purchase Option" has the meaning set forth in Section 4.1(b).

            "Purchased Plants" has the meaning set forth in Section 2.1(a).

            "Purchaser" has the meaning set forth in the Preamble.

            "Purchaser Representatives" has the meaning set forth in Section 7.3(c).

            "Qualified Bid" means a bid submitted at the Auction to purchase assets of Sellers pursuant to the Bidding Procedures Order.

            "Railroad Subsidiary" has the meaning set forth in Section 2.1(d).

            "Railroad Subsidiary Assets" means the assets of every type and description, tangible or intangible, real or personal that are owned, leased or licensed by the Railroad Subsidiary.

            "Real Property" has the meaning set forth in Section 2.1(a).

            "Reference Lease" means a lease, sublease, license, concession, use or occupancy agreement or other arrangement with respect to any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of such Seller thereunder, to be assumed by Sellers and assigned to Purchaser as set forth on Schedule 1.1(b).

            "Release" has the meaning set forth in CERCLA.

            "Republic" has the meaning set forth in the Preamble.

            "Required Creditor Notices" has the meaning set forth in Section 7.1(c).

            "Sale Hearing" means the hearing before the Bankruptcy Court to approve this Agreement and the consummation of the transactions contemplated by this Agreement as more fully described in the Bidding Procedures Order.

            "Sale Order" means an order of the Bankruptcy Court that is in form and substance satisfactory to Purchaser and Sellers and includes and approves, among other things, the sale provisions set forth on Exhibit A.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Seller" has the meaning set forth in the Preamble.

            "Seller SEC Reports" has the meaning set forth in Section 5.1(u)(i).

            "Sellers" has the meaning set forth in the Preamble.

            "Senior Secured Notes" means the senior secured notes due 2009 governed by the Indenture and having an aggregate face value of Eighty Million U.S. Dollars ($80 million).

            "Subsidiary" means any corporation, limited liability company, partnership, joint venture or other legal entity of which any Seller or any other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the capital stock or other equity interests the holders of which ,are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity.

            "Surveys" means current surveys of each parcel of owned Real Property, prepared in insurable form in accordance with ALTA standards applicable to registered and licensed land surveyors making surveys in the state in which such Real Property is located.

            "Tax" or "Taxes" means (i) any United States federal, state or local or any non-United States net or gross income, gross receipts, net proceeds, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, Real Property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments, duties, fees, levies or other governmental charges of any kind whatever, whether disputed or not, including any interest, penalty or addition thereto; (ii) any Liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes; and (ill) any Liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

            "Tax Return" means any return, declaration, report, and claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Third Party Lease" means each lease or other right of occupancy affecting or relating to a property in which any Seller (or an entity in which it directly or indirectly has an interest) is the landlord, either pursuant to the terms of a lease agreement or as successor to any prior landlord.

            "Title Company" means any nationally recognized title insurance company or companies engaged to deliver the Title Policies satisfactory to the Purchaser.

            "Trademarks" has the meaning set forth in Section 2.1(i).

            "Transfer Taxes" has the meaning set forth in Section 6.1.

            "Trust Moneys" has the meaning attributed to it in the Indenture.

            "Unaudited Balance Sheet" has the meaning set forth in Section 5.l(u)(iii).

            "Unaudited Financial Statements" has the meaning set forth in
Section 5.l(u)(iii).

            "U.S. GAAP" means United States generally accepted accounting principles in effect from time to time.

            "Wind Down Payment" has the meaning set forth in Section 4.1.

      SECTION 1.2 TERMS GENERALLY. As used in this Agreement (a) words in the singular shall be held to include the plural and vice versa, (b) words of one gender shall be held to include the other genders as the context requires, (c) the terms "hereof', "herein" and "herewith" and words of similar import shall, unless otherwise stated, be considered to refer to this Agreement and not to any particular provision of this Agreement, (d) references to Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement, unless otherwise specified, (e) the word "including" and words of similar import when used in this Agreement, shall mean "including, without limitation", unless otherwise specified, and (f) the word "or" shall not be exclusive.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

      SECTION 2.1 PURCHASE AND SALE OF THE PURCHASED ASSETS. On the Closing Date, Sellers shall transfer, sell, assign, and deliver to Purchaser, and Purchaser shall purchase from Sellers, in each case on the terms and subject to the conditions set forth in this Agreement and the Sale Order, all of Sellers' right, title and interest in, to and under any and all assets, properties and business of every kind and description, whether tangible or intangible, real, personal or fixed, wherever situated, owned, held or used by Sellers or in which Sellers have any right, title or interest, including, without limitation, all Trust Moneys and other Collateral, but excluding the Excluded Assets (all such assets, properties and business are referred to in this Agreement as the "Purchased Assets"), free and clear of all Encumbrances, other than the Assumed Liabilities and the Permitted Real Estate Liens. The Purchased Assets include, without limitation, the following:

                  (a) all real property and leases or subleases of, including, but not limited to, Reference Leases, Third Party Leases and any other interests in, real property used or owned or held for use by any Seller all of which is listed on the attached Schedule 2.1(a) (the "Real Property"), in each case together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, including Leasehold Improvements, all fixtures of Sellers attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing (the "Purchased Plants");

                  (b) all Sellers' owned equipment, machinery and tooling located at or associated with the operation of the Purchased Plants and the equipment, machinery, furniture, fixtures and improvements and tooling listed on the attached Schedule 2.1(b) (the "Owned Machinery and Equipment");

                  (c) all cars, trucks, fork lifts, other industrial vehicles and other motor vehicles owned by Sellers located at, or associated with, the operation of the Purchased Plants;

                  (d) all Assets of N&T Railway Company, LLC (the "Railroad Subsidiary"), including all owned, leased or subleased Real Property of the Railroad Subsidiary, and any other interests in, Real Property used or owned by the Railroad Subsidiary, rights of way, locomotives, cars, track and switches, trackage rights, and track repair equipment, including, but not limited to, the Assets listed on the attached Schedule 2.l(d);

                  (e) all Assets of or related to Republic's corporate headquarters located at 3770 Embassy Parkway, Akron, Ohio, including, but not limited to, the Assets listed on the attached Schedule 2.1(e)(i), and all Assets of or related to the machine shop located at 4135 Commerce Drive SW, Massillon, Ohio, including, but not limited to, the Assets set forth on the attached Schedule 2.1(e)(ii) (the "Machine Shop Assets");

              (f) all furniture, fixtures, improvements and other fixed assets that are located at or associated with the Purchased Plants, including the assets listed on the attached Schedule 2.1 (f);

              (g) to the extent transferable under applicable Law and applicable Environmental Law, all Permits used in the Business in conjunction with the Purchased Assets and all pending applications therefor, including, without limitation, those Permits described on the attached Schedule 2.1(g);

              (h) customer relationships, the goodwill and all other intangible assets relating to, symbolized by or associated with the Business;

              (i) all (i) patents, patent applications, provisional patent applications, patent disclosures, and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility model, certificate of invention and design patents, patent application, registrations and applications for registrations ("Patents"), (ii) trademarks, service marks, trade-dress, logos, trade names, domain names and corporate names and registrations and applications for registration thereof ("Trademarks"), (iii) copyrights, copyright applications and registrations ("Copyrights"), (iv) commercial and technical trade secrets, know-how, confidential information, other proprietary property rights and interests, and (v) licenses, engineering, production and other designs, drawings, specifications, formulae, technology, computer and electronic data processing programs and software, software licenses, and proprietary property rights and interests and any licenses in respect thereof (collectively, "Intellectual Property Rights") which are used in connection with the operation of the Business, including those set forth on the attached Schedule 2.1(i);

              (j) copies or originals of all books, files and records used in the Business relating to the Purchased Assets described in this Section 2.1, including plans, data, test results, drawings, diagrams, employment records, sales records, customer and supplier lists, advertising and promotional materials, engineering data, safety and environmental reports and documents, maintenance schedules and operating and production records, all other files, indices, market research studies, surveys, reports, analyses and similar information of every kind and nature, and in whatever format used in connection with the operation of the Business;

              (k) all contracts, agreements and purchase orders set forth on
     Schedule 2.1(k) (the "Purchased Contracts");

              (l) all items of inventory of the Business wherever located, including, without limitation, raw materials, work in process, finished goods, supplies used to operate and maintain the Equipment or process raw materials and work in process, spare parts and supply and packaging items including any of the aforementioned owned by Sellers but in the possession of manufacturers, customers, suppliers or dealers, or in transit or returned goods ("Inventory");

              (m) all notes (including notes from employees), accounts receivable and other receivables, cash, deposits, advances, prepaid expenses, prepaid Taxes, refunds and credits of Taxes of Sellers related to the Business, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, and any security or collateral therefor, including recoverable advances and deposits;

              (n) all prepayments, prepaid expenses and deferred items, refunds, rights, claims, credits, causes of action, condemnation proceedings, rights of set-off or other rights against third parties, including without limitation any rights concerning any litigation in which, in connection with or with respect to the Business, any Seller is a claimant including, without limitation, and those identified on Schedule 2.1(n), except Bankruptcy Code avoiding power actions and claims;

              (o) all Sellers rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with the operation of the Business or affecting the Equipment;

              (p) all computer hardware, software programs, databases and other technology assets whether owned, licensed (subject to applicable restrictions), leased or internally developed and all documentation related to such computer software programs and databases used or held for use by Sellers and wherever located;

              (q) all right title and interest to all insurance policies now or at any time held by the Sellers or any of their predecessors and any and all entitlements thereunder and proceeds thereof, including, but not limited to, any refunds or refunded pre-payments related thereto;

              (r) any and all assets maintained pursuant to or in connection with the Assumed Employee Benefits Plans;

              (s) all air emissions credits and allowances Sellers have, are entitled to or have applied for, relating to the Purchased Assets or other emissions units now or previously located on the Real Property, including any such air emissions credits and allowances that Sellers have credit for or have banked, applied to bank or agreed to sell or trade;

              (t) Capital stock of the Canadian Subsidiary; provided that the Republic Labor Agreement has been adopted by the United Steelworkers of America; and

              (u) any and all assets held in the Republic Engineered Steels, Inc. VEBA used to fund disability benefits for active or retired employees but only if and to the extent such assets have not been used to pay benefits under any disability plan that is funded through the Republic Engineered Steels, Inc. VEBA (determined as of the signing date of this Agreement) as of the date Republic Technologies International, LLC no longer has any obligations to participants under such plan.

      SECTION 2.2 EXCLUDED ASSETS. Any provision of this Agreement to the contrary notwithstanding, the following (collectively, the "Excluded Assets") shall not be included in the

Purchased Assets and shall not be sold or assigned by Sellers to Purchaser pursuant to this. Agreement:

              (a) the minute books, stock books, corporate seals and other corporate records of Sellers relating to their respective organization and existence; provided, however, that after execution of this Agreement, Sellers shall, on reasonable request by Purchaser, provide copies of such books, records and other materials not previously provided to Purchaser;

              (b) any assets or properties of the Sellers described on attached
     Schedule 2.2(b);

              (c) all Tax Returns of Sellers for Taxable periods ending on or prior to the Closing Date; provided, however, that after execution of this Agreement, Republic shall, pursuant to Section 6.3 or on reasonable request by Purchaser, provide copies to Purchaser of such Tax Returns not previously provided to Purchaser;

              (d) any capital stock owned beneficially or of record by any Seller, other than the stock of the Canadian Subsidiary;

              (e) causes of actions and recoveries, in each case under chapter 5 of the Bankruptcy Code; and

              (f) any assets maintained pursuant to or in connection with any Employee Benefit Plan that is not an Assumed Employee Benefit Plan.

                                  ARTICLE III
                               LIABILITIES ASSUMED

     SECTION 3.1 ASSUMPTION OF LIABILITIES.

              (a) Assumed Liabilities. Without duplication, on and as of the Closing Date, in connection with its acquisition of the Purchased Assets, Purchaser shall, except to the extent specifically excluded under Section 3.1(b) as an Excluded Liability, assume and hold Sellers harmless with respect to, the following Liabilities and obligations of Sellers and no others (collectively, the "Assumed Liabilities"):

              (i) [Intentionally Omitted]

              (ii) [Intentionally Omitted]

              (iii) the Ohio Loan;

              (iv) executory obligations of any Seller arising or continuing after the Closing Date under the Purchased Contracts, including Cure Costs, if any, payable in connection with the assumption and assignment of the Purchased Contracts to Purchaser;

              (v) trade payables of any Seller incurred in the ordinary course of business after the filing of the Chapter 11 Cases;

              (vi) obligations of any Seller arising or continuing after the Closing Date under each Reference Lease relating to leased Real Property, including Cure Costs, if any, payable in connection with the assumption and assignment of the Reference Leases to Purchaser;

              (vii) accrued freight and utilities incurred by any Seller in the ordinary course of business after the filing of the Chapter 11 Cases;

              (viii) [Intentionally Omitted]; and

              (ix) all Liabilities (other than Liabilities for Taxes, which are governed by other provisions herein) arising from or under the Purchased Assets, but only to the extent that all of the events or states of facts giving rise to any such Liability occur wholly and entirely after the Closing Date and not as a result of or arising out of or related in any way to any Pre-Closing act or omission by Sellers or their respective predecessors;

              (x) all current liabilities for insurance premiums or financing payments in respect of insurance payments as reflected on the Closing Date Balance Sheets relating to all insurance policies assigned to the Purchaser, the coverage and proceeds of which the Purchaser will be entitled to pursuant to this Agreement, in an aggregate amount of up to Six Million U.S. Dollars ($6,000,000);

              (xi) all accrued liabilities to the extent they are set forth on, the Closing Date Balance Sheets related to employees of the Sellers who are Active Employees as of the Closing Date who accept employment by the Purchaser in furtherance of the offer to be made pursuant to Section 7.2 hereof up to an aggregate amount of Twenty Five Million U.S. Dollars ($25,000,000);

              (xii) obligations under the RCM Section 3008(h) Corrective Action Order on Consent that will apply to the portion of the Canton, Ohio facility that is included in the Purchased Plants (U.S. EPA ID Number OHR 000 110 197) and is expected to be entered into by U.S. EPA and Seller in October or November 2003; provided that the deadlines in the Order provide Purchaser with reasonably sufficient time to complete such obligations, in light of the Closing Date;

              (xiii) the Labor Agreements;

              (xiv) the Assumed Employee Benefit Plans; and

              (xv) the extent unpaid on the Closing Date, the critical vendor payments required pursuant to the critical vendor order to be entered in the bankruptcy court on or about October 28, 2003.

              (b) Excluded Liabilities. Purchaser shall not assume and shall not be liable for any of the following Liabilities or obligations of Sellers or relating to the Purchased Assets, regardless of the type or nature of such Liabilities or obligations (collectively, the "Excluded Liabilities").

              (i) Sellers' professional fees and expenses for advisors, including without limitation, advisors retained pursuant to an order of the Bankruptcy Court;

              (ii) Chapter 11 Expenses;

              (iii) all existing Contracts, whether written or oral, between Sellers and their respective advisors and consultants unless any such contract is a Purchased Contract;

              (iv) all change in control agreements (or similar agreements) to which any Seller is a party;

              (v) all Contracts, whether written or oral, between Sellers and their respective Affiliates, unless any such Contract is a Purchased Contract;

              (vi) Liabilities of Sellers to Sellers' current and former employees, officers and directors not expressly assumed under this Agreement;

              (vii) all obligations, Liabilities or amounts payable to any existing equity holders of Sellers pursuant to any Contract or otherwise;

              (viii) any Liabilities at obligations in respect of or relating to the Excluded Assets;

              (ix) any Liability for or on account of any Taxes (including, but not limited to, any personal property Taxes) of Sellers or, for pre-Closing Tax Periods, the Canadian Subsidiary and its Subsidiaries other than (i) Real Property Taxes to the extent set forth in Section 3.1(a)(viii) and
     (ii) Taxes allocated to Purchaser to the extent set forth in Section 6.2;

              (x) Liabilities or obligations in respect of Indebtedness, except for any that are Assumed Liabilities;

              (xi) Liabilities and obligations, whether known or unknown, relating to any environmental, health or safety matter (including, without limitation, any Liability or obligation arising under Laws or Environmental
     Laws) that are not expressly assumed under this Agreement, including without limitation:

                  (A) any Liabilities or obligations resulting from the
            transport, storage, disposal, treatment, or other management of any Hazardous Substance by Sellers, any predecessors of Sellers, or any other Person in connection with the Business prior to the Closing to or at any location or facility other than the Real Property;

                  (B) any Liabilities, obligations or claims for personal injury resulting from exposure to Hazardous Substances or otherwise, where such exposure or other event or occurrence occurred prior to the Closing;

                  (C) any Liabilities under application of any Laws or
            Environmental Laws imposing successor liability, creating obligations with respect to any Excluded Assets, former property, facility or operation, or imposing joint and several liability for any co-mingled contamination;

                  (D) any fines or penalties associated with violations or
            alleged violations arising out of or relating to events, conditions or circumstances occurring prior to the Closing;

                  (E) Asbestos Liabilities;

                  (F) Excluded Environmental Liabilities;

              (xii) trade payables or general unsecured claims not expressly assumed under this Agreement;

              (xiii) obligations, other than Cure Costs, arising under each Reference Lease relating to leased Real Property prior to the Closing Date;

              (xiv) obligations, other than Cure Costs, arising tinder each Purchased Contract prior to the Closing Date;

              (xv) the Excluded Contracts;

              (xvi) any Liabilities or obligations arising under or in connection with or related to any Employee Benefit Plan other than an Assumed Employee Benefit Plan, including, without limitation, any Liabilities or obligations Under Title IV of ERISA;

              (xvii) any Liability or obligation relating to Canadian Drawn
     Steel;

              (xviii) any other Liability or obligation not expressly assumed pursuant to Section 3.1(a).

                                   ARTICLE IV
                                 PURCHASE PRICE

     SECTION 4.1 PURCHASE PRICE FOR PURCHASED ASSETS.

              (a) The purchase price for the Purchased Assets shall be (i) a cash amount equal to the sum of (A) Eighty Seven Million Two Hundred Thousand U.S. Dollars ($87,200,000) (subject to adjustment in accordance with the terms and conditions set forth in Sections 6.1 and 6.2), plus (B) an amount equal to (x) the aggregate principal amount outstanding at Closing under the DIP Facility minus (y) the Refunding Amount (as defined in the DIP Facility); provided that the aggregate amount under this clause
     (B)
      shall in no event exceed an amount equal to Fourteen Million Three Hundred Thousand U.S. Dollars ($14,300,000)(the "Cash Consideration") which shall be allocated to the Existing Lenders, subject to the approval of the Bankruptcy Court as set forth in the Sale Order; plus (ii) notes (the "New Senior Secured Notes") in an aggregate principal amount of Eighty Million U.S. Dollars ($80,000,000), callable by the Purchaser in whole or in part at any time, in accordance with the terms of the New Senior Secured Note Indenture, (A) on or before June 30, 2004 at a price of $0.75 for every $1.00 of principal amount and accrued but unpaid interest thereon, (B) after June 30, 2004, but on or before September 30, 2004, at a price of $0.775 for every $1.00 of principal amount and accrued but unpaid interest thereon, and (C) thereafter, at par (plus all accrued but unpaid interest due thereon and in accordance with the terms of the New Senior Secured
      Note Indenture), and on economic terms in form and substance substantially similar to the terms set forth in the documents related to the Senior Secured Notes (including, without limitation, rights to insurance proceeds) and with such changes to non-economic terms as are necessary or desirable in the reasonable judgment of the Purchaser and the trustee under the New Senior Secured Note Indenture and its counsel in consultation with the holders of a majority in principal amount outstanding of the Senior Secured Notes, to reflect the transaction and the Purchaser's proposed post-Closing capital structure, secured by the Collateral, which notes shall be delivered at Closing by the Purchaser in consideration for the assets identified in the Indenture to the REP Liquidating Trust to be held by the trustee thereof for the benefit of the holders of the Senior Secured Notes (the "Bondholder Note Consideration"), and distributed in compliance with the Securities Act, to the holders of the Senior Secured Notes as agreed by the trustee to the New Senior Secured Note Indenture, the trustee to the Liquidating Trust, and the Purchaser, subject to the approval of the Bankruptcy Court as set forth in the Sale Order; plus (iii) notes (the "Bank Notes") in an aggregate principal amount of Twenty One Million U.S. Dollars ($21,000,000), on economic terms substantially similar to the Senior Secured Notes, but maturing on August 31, 2009, bearing interest at a rate of 10% per annum and amortizing, at a rate if 1% per annum quarterly in arrears (with any Insurance Proceeds being applied to the Bank Notes first to amortize the scheduled amounts due in inverse order of maturity and then to redeem such Bank Notes to the extent the same remain outstanding), secured by a first lien on (A) the CAST-ROLL Collateral, and (B) the Insurance Collateral (and no other assets), pursuant to the Bank Security Documents and with such other changes to non-economic terms as are necessary or desirable in the reasonable judgment of the Purchaser and the Administrative Agent to reflect the transaction and the Purchaser's proposed post-Closing capital structure, which notes shall be delivered at Closing by the Purchaser to the Existing Lenders (the "Bank Note Consideration"), subject to the approval of the Bankruptcy Court as set forth III the Sale Order; plus
      (iv) subject to the approval of the Bankruptcy Court, a cash amount of One Million U.S. Dollars ($1,000,000) to be paid to Sellers at Closing to be used for wind down and closure of the Chapter 11 Cases (the "Wind Down Payment"); and (v) the assumption by Purchaser of the Assumed Liabilities (clauses, (i), (ii),(iii), (iv), and (v) collectively, the "Purchase Price"). Purchaser agrees not to pledge or otherwise encumber the Insurance Collateral and to execute such documents and instruments evidencing such agreement as may be reasonably requested by the Sellers. The Purchaser will not be restricted from granting further junior liens on all or any of the assets subject to first liens in relation to the New Senior Secured Notes and-the Bank Notes, subject only, in the case of the Bank Notes, to the secured party entering into a lien subordination agreement on customary terms that is reasonably acceptable to the Collateral Agent.

              (b) In addition to the consideration set forth in Section 4.1(a), each Participant shall have the right in accordance with Section 4(c) to purchase New Securities (the "Purchase Option") in an amount that would result in the Participant acquiring an interest in Purchaser equal to its Applicable Percentage, in exchange for (i) a cash payment to Purchaser equal to its Applicable Percentage of the amount that would have been paid in cash by Perry Affiliates for all New Securities, had they purchased 100% of the New Securities at the per unit price paid by them for New Securities they purchase at Closing, (ii) a cash payment to Perry equal to
      (A) its Applicable Percentage of $3,750,000 and (B) its Applicable Percentage of the reasonable and documented out of pocket costs and expenses (including legal, accounting, engineering and other consultant fees and expenses) incurred by Perry (and not reimbursed by the Purchaser or the Seller) in connection with this Agreement and the transactions contemplated hereby through the Closing Date.

              (c) The Purchase Option shall be exercisable, in whole or in part, at any time prior to December 15, 2003 or the entry of the Sale Order, whichever is later (the "Expiration Date"). In order to exercise the Purchase Option, in whole or in part, a Participant shall deliver to Purchaser, with a copy to the Administrative Agent, prior to the Expiration pate a written notice of its election to exercise a Purchase Option (an "'Exercise Notice"), which Exercise Notice shall indicate the aggregate principal amount of Indebtedness under the Existing Credit Agreement with respect to which a Participant elect to exercise a Purchase Option. In the event a Participant exercises, a Purchase Option, (i) Perry shall deliver to each such Participant by 5:00 p.m. (EST) one Business Day prior to the Closing Date a notice as to the amount to be forwarded by such Participant, and wire instructions for such funding, and (ii) such Participant shall deliver into escrow to an escrow account established on terms reasonably agreed by the parties, the consideration set forth in
      Section 4.1(b) in immediately available funds by 11:00 a.m. (EST) on the Closing Date. The closing of the transaction contemplated by any Exercise Notice shall not be deemed effective unless and until the Closing has occurred, on the terms set forth in this Agreement, without amendment affecting (i) the price, or (ii) other material terms in any material respect after the date hereof, unless the Participant has expressly agreed to any such change in terms. Each Participant that elects to exercise a Purchase Option shall execute and deliver such other documents, including without limitation the securityholder agreement referred to above, and take such other actions as Purchaser or Perry, as applicable, shall reasonably request to consummate the transaction contemplated by the Purchase Option.

              (d) At Closing, the Trustee shall retain Trust Moneys in an amount up to $750,000 (the "Retained Trust Moneys"), which will remain subject to the lien of the Trustee under the Indenture until applied, for its reasonable and documented fees and expenses, including the fees and expenses of its counsel (the "Trustee's Fees") and the automatic stay shall be deemed lifted for the purposes of the payment thereof. Any and all surplus funds remaining after the payment of the Trustee's Fees shall be paid to the trustee of the New Senior Secured Note Indenture as Trust Moneys (as defined therein).

      SECTION 4.2 PAYMENT OF PURCHASE PRICE.

              (a) On the Closing Date, Purchaser shall (i) deliver in cash, by wire transfer (pursuant to wire transfer instructions provided at least two (2) Business Days prior to the Closing Date, which wire instructions shall include instructions as to the further transfer on the Closing Date of the Cash Consideration to the Administrative Agent), in immediately available funds, to Republic, a sum equal to (A) the Cash Consideration, minus (B) the Earnest Money Deposit, plus (B) the Wind Down Payment, (ii) deliver the Bondholder Note Consideration to the REP Liquidating Trust, and (iii) deliver the Bank Note Consideration to the Existing Lenders.

              (b) On the Closing Date, Purchaser or its designees shall execute and deliver to Sellers the Assumption Agreement and Sellers shall execute and deliver to Purchaser or its designees the Bill of Sale and the Assumption Agreement and transfer the stock certificate representing 100% of the capital stock of the Canadian Subsidiary to the Purchaser.

              (c) [Intentionally Omitted]

                                   ARTICLE V
             REPRESENTATIONS AND WARRANTIES AND RELATED UNDERTAKINGS

      SECTION 5.1 REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers hereby jointly and severally represent and warrant to Purchaser as follows:

              (a) Authority. Each Seller is organized and validly existing under the laws of the jurisdiction of its organization, and has all corporate or other power required to own, lease and operate the Purchased Assets and to carry on the Business as now conducted by such Sellers ("Conducted"). Subject only to the approval of the Bankruptcy Court in the case of the Sellers, each Seller has the corporate or other power and authority to enter into this Agreement, to enter into any and all agreements contemplated in this Agreement (the "Attendant Documents") to which it is or is intended to be a party and to consummate the transactions contemplated hereby and thereby. Subject only to the approval of the Bankruptcy Court in the case of the Sellers, this Agreement and all of the Attendant Documents to which each Seller is a party, and the consummation of the transactions contemplated hereby and thereby, have been dilly authorized and approved by all necessary and proper corporate or other action on the part of each Seller. Subject to the approval of the Bankruptcy Court in the case of the Sellers, this Agreement, and all of the Attendant Documents to which each Seller is a party, have been (or to the extent to be entered into on or prior to the Closing, will be) duly authorized and duly and validly executed and delivered, and constitute legal, valid and binding obligations of each Seller enforceable against each Seller in accordance with their respective terms.

              (b) Assets. There are no Assets necessary to the operation of the Business as Conducted which are not included in the Purchased Assets. Upon consummation of the transactions contemplated hereby, Purchaser will have acquired good, valid and insurable title in and to, or a valid leasehold interest in or assignment of each of the Purchased Assets to be acquired by it, free and clear of all Encumbrances, except for the Assumed Liabilities and Permitted Real Estate Liens. The Purchased Assets constitute, in the aggregate, all of the Assets necessary for the conduct of the Business at the Purchased Plants substantially in the manner in which and to the extent to which such Business is Conducted at the Purchased Plants during the pendency of the Chapter 11 Cases. The Purchased Assets have been maintained in accordance with normal industry practices.

              (c) [Intentionally Omitted]

              (d) [Intentionally. Omitted]

              (e) Material Contracts.

              (i) The attached Schedule 5.1(e) identifies all contracts (collectively, the "Material Contracts") in effect as of the date of this Agreement to which any Seller is a party as set forth below:

                  (A) any lease of personal property involving any annual
            expense in excess of Two Hundred Thousand U.S. Dollars ($200,000.00) and not cancelable without Liability within 90 days;

                  (B) any Contract for the purchase of materials, supplies,
            goods, services, consulting, equipment or other assets that provides for either (x) annual payments from and after December 31, 2002 by Sellers of Two Hundred Thousand U.S. Dollars ($200,000.00) or more or (y) aggregate payments by Sellers of Two Hundred Thousand U.S. Dollars ($200,000.00) or more, in each case that is not cancelable without Liability within 90 days;

                  (C) any sales, distribution or similar Contract providing for the sale by any Seller of materials, supplies, goods, services, equipment or other assets that provide for either (x) annual payments to Sellers of Two Hundred Thousand U.S. Dollars ($200,000.00) or more or (y) aggregate payments to Sellers of Two Hundred Thousand U.S. Dollars ($200,000.00) or more, in each case that is not cancelable without Liability within 90 days;

                  (D) any Contract substantially related to the ownership of the
            Purchased Assets or operation of the Business containing warranty obligations on the part of Sellers;

                  (E) any Contract substantially related to the ownership of the
            Purchased Assets or operation of the Business containing provisions or covenants limiting the freedom of Sellers to engage in any line of business or compete with any Person or prohibiting or limiting the ability of any Person to compete with Sellers or prohibiting or limiting disclosure of confidential or proprietary information;

                  (F) any Contract substantially related to the ownership of the
            Purchased Assets or operation of the Business relating to Indebtedness for borrowed money, the issuance of any debt security or the assumption, guarantee or endorsement of the obligations of any Person;

                  (G) any Contract between or among any Seller and any Affiliate of any Seller;

                  (H) (x) all Contracts providing for a commitment of employment or consultation services for a specified or unspecified term, the name, position and rate of compensation of each Person to such Contract and the expiration date of each such Contract; and (y) any severance agreements or any Contracts or written or unwritten representations, commitments, promises, communications or courses of conduct involving an obligation of Sellers to make payments (with or without notice; passage of time, or both) to any Person in connection with, or as a consequence of, the transactions contemplated hereby;

                  (I) all partnership, joint venture, shareholders' or other
            Similar Contracts with any Person substantially related to the Purchased Assets;

                  (J) all Contracts with independent contractors, distributors, dealers, manufacturers' representatives, sales agencies or franchisees substantially related to the Purchased Assets;

                  (K) all Contracts substantially related. to the Purchased
            Assets and concerning (x) the future disposition or acquisition of any asset or property, other than dispositions or acquisitions in the ordinary course of business and the provisions of this Agreement, and (y) any Business Combination;

                  (L) all Contracts substantially related to the Purchased
            Assets and concerning the sharing, allocation or indemnification for Taxes;

                  (M) all Contracts that contain a right of first refusal with respect to any Purchased Assets or properties with a fair market value in excess of Two Hundred Thousand U.S. Dollars ($200,000.00);

                  (N) all Contracts substantially related to the Purchased
            Assets that provide for the payment or receipt of any licensing fee, royalty payment or the like;

                  (O) all Contracts substantially related to the Purchased
            Assets that provide for hedging or any similar financial arrangement;

                  (P) all Contracts substantially related to the Purchased
            Assets pursuant to which a third party has agreed to indemnify any Seller;

                  (Q) all Reference Leases relating to Real Property and all
            Third Party Leases; and

                  (R) all licenses substantially related to the Purchased Assets with respect to computer software that are necessary for the operation of the Business.

            (ii) Each Contract required to be disclosed in Schedule 5.1(e)(i) was entered into in the ordinary course of business, and except as set forth on Schedule 5.1(e)(ii), each such Contract that is material to the Purchased Assets or to the operation of the Business at the Purchased Plants is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of Sellers and, to Sellers' Knowledge, each other party thereto; and no Seller has received written notice that it is in violation or breach of or default under any such contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such contract). Schedule 5.l(e)(ii) sets forth all "cure" amounts that will be submitted in the Chapter 11 Cases and that will be payable on the Closing Date upon the assumption by the Purchaser or any of its Subsidiaries of any Contract, as determined by the Sellers in good faith.

            (iii) True and complete copies (or written summaries in the case of oral Contracts) of all of the Sellers' Material Contracts have been provided or made available to Purchaser.

            (f) [Intentionally Omitted]

            (g) [Intentionally Omitted]

            (h) [Intentionally Omitted]

            (i) [Intentionally Omitted]

            (j) [Intentionally Omitted]

            (k) [Intentionally Omitted]

            (l) [Intentionally Omitted]

            (m) [Intentionally Omitted]

            (n) [Intentionally Omitted]

            (o) [Intentionally Omitted]

            (p) [Intentionally Omitted]

            (q) Certain Actions. Except as disclosed in Schedule 5.1(q):

            (i) there are no Actions or proceedings pending or, to the Knowledge of any Seller, threatened against, relating to or affecting any of the Purchased Assets individually or in the aggregate, which, if adversely decided against Sellers, would reasonably be expected to result in the imposition of material Liability against Sellers;

            (ii) to Sellers' Knowledge, there are no facts or circumstances relating to the Purchased Assets that would give rise to any Action or proceeding against any Seller that would reasonably be expected to result in a Material Adverse Effect;

            (iii) none of the Sellers has received written notice, and no Seller otherwise has Knowledge, of any orders outstanding against any Seller; and

            (iv) prior to the execution of this Agreement, Republic has delivered or made available to Purchaser all responses of counsel for Sellers to auditors' requests for information regarding Actions or proceedings pending or threatened against, relating to or affecting Sellers during the three-year period prior to the date hereof.

            (r) [Intentionally Omitted]

            (s) [Intentionally Omitted]

            (t) [Intentionally Omitted]

            (u) Reports and Financial Statements.

            (i) Republic and Republic Engineered Products Holdings, LLC have filed, other than immaterial filings and as disclosed on Schedule 5.1(u)(i), all required reports, schedules, forms and other documents required or agreed to be filed by either of them with the Securities and Exchange Commission since August 16, 2002 (collectively, including all exhibits thereto, the "Seller SEC Reports"). None of the Seller SEC Reports, as of their respective dates (and if amended or superseded by a filing prior to the date of this Agreement of the Closing Date, then the date of such filing), contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (ii) Each of the financial statements (including related notes) included in the Seller SEC Reports present fairly, in all material respects, the consolidated financial position and consolidated results of operation and cash flows of the filer thereof and its direct and indirect Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with U.S. GAAP consistently applied during the periods involved except as otherwise noted therein, and, subject, in the case of the unaudited interim financial statements, to the absence of complete notes and normal year-end adjustments. Such financial statements include the audited balance sheet of Republic Engineered Products Holdings, LLC and its direct and indirect Subsidiaries on a consolidated basis as of December 31, 2002 (the "Audited Balance Sheets"), and the related audited statements of income and cash flows for the fiscal year then ended filed as part of the Republic Engineered Products Holdings, LLC Annual Report on Form 10-K as filed with the Securities and Exchange Commission on April 1, 2003 (together with the Audited Balance Sheets, including the notes thereto, the "Audited Financial Statements").

            (iii) The unaudited combined consolidating balance sheets of Sellers as of June 30, 2003 (the "Unaudited Balance Sheets") and the related combined consolidating statements of income and cash flows for the Sellers for the three-month period then ended (together with the Unaudited Balance Sheet, including the notes thereto, the "Unaudited Financial Statements") are attached as Schedule 5.1(u)(iii) and were prepared from, and in accordance with, Sellers' books and records in accordance with U.S. GAAP consistently applied, and present fairly in all material respects the financial position, results of operations and cash flows of Sellers on a combined consolidating basis as of the dates and for the periods indicated, subject to the absence of complete notes and normal year-end adjustments.

            (iv) The unaudited combined consolidated balance sheets of Sellers as of the Closing Date (the "Closing Date Balance Sheets") shall be delivered at least two (2) Business Days prior to the Closing and will be prepared from, and in accordance with, Sellers' books and records in accordance with U.S. GAAP consistently applied, and present fairly in ail material respects the financial position, results of operations and cash flows of Sellers on a combined consolidating basis as of the dates indicated, subject to the absence of complete notes and normal year-end adjustments.

            (v) [Intentionally Omitted]

            (w) [Intentionally Omitted]

            (x) [Intentionally Omitted]

            (y) [Intentionally Omitted]

            (z) Disclosure. No representation or warranty by Sellers contained in this Agreement and no statement contained in any of the Attendant Documents or any other certificate or instrument furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary in order to make any of the statements, in light of the circumstances under which they were made, not misleading.

            (aa) Insurance. Sellers are covered by valid, outstanding and enforceable policies of insurance covering their respective properties, assets and business against risks of the nature normally insured against by companies in the same or similar lines of business and in coverage amounts typically and reasonably carried by such companies including, without limitation, policies with respect to workers compensation (the "Insurance Policies"). Such Insurance Policies are valid and binding and in full force and effect, and all premiums due thereon have been paid. Sellers have complied with all material provisions of such Insurance Policies. Schedule 5.1(aa) contains a complete and correct list of all Insurance Policies and all amendments and riders thereto, and identifies the name and address of the insurers, the expiration dates thereof, type(s) and amounts of insurance coverage, policy numbers, the annual premiums and payment terms thereof, the policy periods for each policy and a brief description of the interests insured thereby, copies of which have been provided or made available to Purchaser by Seller. During the three-year period prior to the date hereof, no Seller has made any claim under any of the Insurance Policies, or has suffered any losses that would give rise to any such claims, for any amount in excess of Two Hundred Fifty Thousand U.S. Dollars ($250,000.00), except as set forth on Schedule 5.l(aa). Schedule 5.1(aa) contains a list of all outstanding claims made under any insurance policy covering Sellers for any amount in excess of Two Hundred Fifty Thousand U.S. Dollars ($250,000.00). No Seller (i) has permitted or suffered any act or omission that would cause nor (ii) knows of any reason or state of facts, that could lead to, the cancellation of or reduction of coverage provided by such policies. The Insurance Policies listed in
      Schedule 5.1(aa) are in amounts and have coverages as required by any Contract to which such Seller is a party or by which any of their Purchased Assets or properties is bound. No Seller has (i) received written notice, and Seller does not otherwise have Knowledge, that any insurer under any policy referred to in this Section 5.1(aa) is denying Liability with respect to a claim thereunder or defending under a reservation of rights clause nor (ii) assigned, pledged, mortgaged, hypothecated or otherwise transferred the rights under such insurance policies. Sellers have recorded a reserve for such Liabilities in and no Liability beyond such reserve would reasonably be expected to result in a Material Adverse Effect. Workers' compensation claims outside the State of Ohio for all employees of Sellers have been covered under fully insured programs since December 31, 2002 and there have been no gaps in such coverage.

            (bb) Absence of Certain Changes or Events. From and after September 30, 2003, except (x) as contemplated or permitted by this Agreement, (y) as disclosed in any of the Sellers' public filings pursuant to the Securities Act, or (z) as set forth in Schedule 5.1(bb). Sellers have conducted their business only in the ordinary course and in a manner in all material respects consistent with past practice, and whether or not in the ordinary course during such period, there has hot been any event which, individually or together with any other events, has had or would reasonably be expected to result in, a Material Adverse Effect, excluding effects resulting from or arising out of general deterioration in the steel industry or the economy generally, or the filing of the Chapter 11 Cases.

            (cc) [Intentionally Omitted]

            (dd) [Intentionally Omitted]

            (ee) [Intentionally Omitted]

            (ff) [Intentionally Omitted]

      SECTION 5.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Sellers the following:

            (a) Good Standing and Authority. Purchaser is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which it is required to be qualified. Purchaser has full limited liability company power and authority to enter into this Agreement, to enter into the Attendant Documents to which it is a party and to consummate the transactions contemplated in this Agreement. This Agreement and all of the Attendant Documents to which Purchaser is a party, and the consummation of the transactions contemplated in this Agreement, have been or will be, on or prior to the Closing Date, duly authorized and approved by all necessary and proper limited liability company action on the part of Purchaser. This Agreement, and all of the Attendant Documents to which Purchaser is a party, when executed and delivered, will constitute legal, valid and binding obligations of Purchaser enforceable against such Purchaser in accordance with their respective terms.

            (b) Non-Violative Agreement. Neither the execution and delivery of this Agreement or the Attendant Documents to which Purchaser is a party nor the consummation of the transactions contemplated in this Agreement will conflict with, result in the breach or violation of or constitute a default under the terms, conditions or provisions of Purchaser's certificate of formation or limited liability company agreement or any other material agreement or instrument to which Purchaser is a party, or by which Purchaser is bound.

            (c) Consents, Approvals or Authorizations. Except for any approval required under the HSR Act or as otherwise contemplated by this Agreement, no consent, approval or authorization of, filing or registration with, or notification to, any Governmental Authority is required in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, other than any consent, approval or authorization, filing or registration with, or notification to, which if not obtained or made would not materially and adversely affect Purchaser's ability to consummate the transactions contemplated hereby. No consent, approval or authorization of any Person is required in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby.

            (d) Operations of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has and on the Closing Date will have, conducted its operations only as contemplated hereby.

            (e) Financing. Purchaser shall have on the Closing Date sufficient unrestricted funds on hand or committed lines of credit or funds to pay the Cash Consideration and to perform its obligations hereunder, including assuming the Assumed Liabilities.

            (f) Purchase Price Financing. One hundred percent of the Cash Consideration has been raised by the Purchaser through the issuance to Perry and its

      Affiliates of equity securities or provision of working capital financing by Perry and its. Affiliates.

            (g) Capital Structure. As of the Closing Date, all of the outstanding capital stock of Purchaser will be owned by (i) Perry and (ii) the Participants who have exercised the Purchase Option, and no other Person will have any interest in the Purchaser of any nature.

            (h) Side Agreements. There are no side agreements of any nature whatsoever by and among Perry, any Perry Affiliate, and/or Purchaser and any third party in relation to the transactions contemplated by this Agreement.

      SECTION 5.3 AMENDMENTS TO DISCLOSURE SCHEDULES. From time to time prior to the Closing, Sellers shall, by written notice to Purchaser or upon the written request of Purchaser, amend the Schedules to this Agreement to reflect any matters hereafter arising which, if existing, occurring or known to Sellers at the date of this Agreement, would have been required to be set forth or described in the Schedules to this Agreement; provided that (i) no such notice or amendment to the Schedules pursuant to this Section 5.3 shall be deemed to cure any breach of any representation or warranty which is made in this Agreement as of the date hereof as of the date of such delivery, and (ii) no such notice or amendment shall have any effect for purposes of determining whether the condition in Section 8.1(c) has been satisfied.

                                   ARTICLE VI
                                   TAX MATTERS

      SECTION 6.1 TRANSFER TAXES. Subject to bankruptcy court approval, in accordance with Section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument of transfer under a plan confirmed under Section 1129 of the Bankruptcy Code shall riot be taxed under any law imposing a stamp tax or similar tax. The instruments transferring the Purchased Assets to Purchaser shall contain the following endorsement:

      "Because this [instrument] has been authorized pursuant to Order of the United States Bankruptcy Court for the Northern District of Ohio, Eastern Division, relating to a plan of reorganization of the Grantor, it is exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C. Section 1146(6), and any officer receiving this [instrument] is hereby authorized and directed to permit the transfer contemplated by this [instrument] without the payment of any stamp tax, transfer tax or similar tax."

            Purchaser and Sellers shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

            In the event real estate, stamp taxes, sales use or other or similar taxes (including, without limitation, transfer taxes) ("Transfer Taxes") are or will be assessed or required to be paid as a result of the transactions contemplated hereby, or in order to record the deeds to be delivered to Purchaser in accordance herewith, fifty percent (50%) of the Transfer Taxes incurred as a result of the transactions contemplated hereby shall be deducted from the Cash Consideration payable on the Closing Date and used by Purchaser to pay such Transfer Taxes.

            Purchaser and Sellers agree to cooperate to determine the amount of Taxes payable in connection with the transactions contemplated under this Agreement ("Transaction Taxes"). Purchaser agrees to assist Sellers reasonably in the preparation and filing of any and all required returns for or with respect to such Transaction Taxes with any and all appropriate taxing authorities. Nothing in this Section 6.1 shall require Purchaser to be liable for any of the income tax Liability of any Seller, or any parties, members or shareholders thereof.

      SECTION 6.2 PRORATION OF REAL PROPERTY TAXES. The Real Property Taxes on the Purchased Assets for any taxable period commencing prior to the day immediately preceding the Closing Date (the "Adjustment Date") and ending after the Adjustment Date, whether or not such Taxes are due and payable at such time, shall be prorated between Purchaser and Seller as of the close of business on the Adjustment Date (all prorations attributed to the Sellers being, "Seller Prorations"). All such prorations shall be allocated so that items relating to time periods running between the filing date of the Chapter 11 Cases and the Adjustment Date shall be allocated to Seller based upon the number of days in the relevant period and items related to time periods beginning after the Adjustment Date shall be allocated to Purchaser based on the number of days in the period from and after the Closing Date. The amount of the Seller Prorations shall be deducted from the Cash Consideration payable on the Closing Date and used by Purchaser to pay any Real Property Taxes allocated to the Sellers;

      SECTION 6.3 TAX RETURNS; COOPERATION ON TAX MATTERS.

                  (a) Republic shall be responsible for the preparation and filing of all Tax Returns for Sellers for all periods as to which Tax Returns are due after the Closing Date (including the consolidated, unitary and combined Tax Returns for such Seller) which include the operations of the Business for any period ending on or before the Closing Date. Republic shall make all payments required with respect to any such Tax Returns, to the extent not prohibited, stayed or discharged by the Bankruptcy Court.

                  (b) Purchaser and Sellers agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any governmental or regulatory inquire relating to Tax matters.

                  (c) Purchaser agrees to retain possession, at its own expense, of all accounting, business, financial and Tax records and information (i) relating to the Purchased Assets or the Assumed Liabilities that are in existence on the Closing Date and transferred to Purchaser hereunder and
      (ii) coming into existence after the Closing Date that relate to the Purchased Assets or the Assumed Liabilities before the Closing Date, for a period of at least six years from the Closing Date. In addition, from and after the Closing Date, Purchaser agrees that it will provide access to Sellers and their attorneys, accountants and other representatives (after reasonable notice, during normal business hours and in a manner so as not to interfere with the normal business operations of

      Purchaser), to the books, records, documents and other information relating to the Purchased Assets or the Assumed Liabilities and to any officers of Purchaser as Sellers may reasonably deem necessary to (x) properly prepare for, file, prove, answer, prosecute and/or defend any such Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer or (y) administer or complete any cases under Chapter 11 of the Bankruptcy Code of Sellers. Such access shall include, without limitation, access to any computerized information retrieval systems relating to the Purchased Assets or the Assumed Liabilities.

                  (d) For purposes of this Agreement other than Section 6.2, in the case of any Taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of Sellers and the Canadian Subsidiary for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the Close of business on the Closing Date and the amount of other Taxes of the Sellers and the Canadian Subsidiary for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the, number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

      SECTION 6.4 ALLOCATION PURCHASE OF PRICE AND PURCHASE PRICE ALLOCATION FORMS. Purchaser and Sellers agree to allocate the Purchase Price and the Assumed Liabilities among the Purchased Assets (and among Sellers) in accordance with a schedule to be reasonably agreed to between them prior to the Closing Date (the "Allocation"); provided that if Purchaser and Sellers are not able to agree on the Allocation prior to the Closing Date, Purchaser's schedule of allocation will be the Allocation with Republic's consent, which consent shall not be unreasonably withheld. Sellers and Purchaser will cooperate in filing with the IRS their respective Forms 8594 as provided for in Section 1060 of the Code on a basis consistent with the Allocation, and the Allocation shall be reflected on any Tax Returns required to be filed as a result or the transactions contemplated hereby.

      SECTION 6.5 WAGE AND EMPLOYMENT TAX REPORTING. Sellers and Purchaser agree that, in accordance with the "Alternative Procedure" provided in Section 5 of Revenue Procedure 96-60, 1996-2 Cumulative Bulletin 399, with respect to filing arid furnishing Internal Revenue Service Forms W-2, W-3 and 941, after the Closing Date, (i) Sellers and Purchaser shall report on a "predecessor-successor" basis with respect to any employee that is transferred from any Seller to Purchaser (a "Transferred Employee"), (ii) Sellers shall not be required to furnish Forms W-2 to such Transferred Employees to whom it otherwise would have been obligated to furnish such forms for the calendar year 2003 and (iii) Purchaser shall assume the obligations of Sellers to furnish such forms to the Transferred Employees for such calendar year.

      SECTION 6.6 TAX SHARING AGREEMENTS. All contracts described in Section 5.1
(e)(i)(L) (Tax Sharing Agreements) shall be terminated on or before Closing.

                                  ARTICLE VII
                       COVENANTS AND ADDITIONAL AGREEMENTS

      SECTION 7.1 APPROVAL PROCEEDINGS.

                  (a) Sellers shall (i) use their commercially reasonable efforts to cause the entry of the Bidding Procedures Order by the Bankruptcy Court on or before October 30, 2003, which date Purchaser may waive or extend at its sole discretion, and (ii) use their commercially reasonable efforts to obtain, and shall refrain from knowingly taking any action that would be likely to delay, prevent, impede or result in the revocation of the entry by the Bankruptcy Court of the Bidding Procedures Order.

                  (b) Sellers and Purchaser shall (i) use their best efforts to cause the entry of the Sale Order by the Bankruptcy Court on or before December 16, 2003, which date Purchaser may waive or extend at its sole discretion, and (ii) use their best efforts to obtain, and shall refrain from knowingly taking any action that would be likely to delay, prevent, impede or result in the revocation of the entry by the Bankruptcy Court of the Sale Order.

                  (c) Sellers shall provide notice of the proposed sale of the Purchased Assets, in form and substance reasonably acceptable to Purchaser and in such manner as may be required by Law, to Sellers' creditors, all Governmental Authorities that have filed a notice of appearance in the Chapter 11 Cases, all parties to the Purchased Contracts and Reference Leases and all parties entitled to notice of the Sale Motion by such date as shall allow sufficient time for the Sale Order to be entered by the Bankruptcy Court on or before December 16, 2003 (the "Required Creditor Notices").

      SECTION 7.2 EMPLOYEE MATTERS. The Purchaser will offer employment to all employees of the Sellers who are Active Employees on terms that are no less beneficial in the aggregate than the terms on which they are presently employed by the Sellers. Purchaser will specifically assume the Labor Agreements upon the Closing Date.

      SECTION 7.3 ACCESS TO INFORMATION, CONFIDENTIALITY.

                  (a) Sellers shall, and shall cause each of their respective officers, directors, employees, auditors and other agents of Sellers to afford the affiliates, officers, directors, employees, auditors and other agents of Purchaser and its Affiliates reasonable, access during normal business hours to the officers, directors, employees, agents, properties, offices, plants and other facilities of Sellers and to all books and records of Sellers, and shall furnish Purchaser and its Affiliates with all financial, operating and other data and information with respect to the business and properties of Sellers as Purchaser, through its Affiliates and their respective officers, employees or agents.

                  (b) Sellers shall promptly provide Purchaser with drafts of all documents, motions, orders, filing or pleadings that Seller or any of its Subsidiaries proposes to me With the Bankruptcy Court which relate to
      (i) this Agreement or the transactions contemplated hereunder, (ii) entry of the Sale Order and, (iii) the sale of the Purchased Assets by Sellers and assumption of Assumed Liabilities by Purchaser, and will provide Purchaser with a reasonable opportunity to review such documents in advance of their service and filing. Sellers shall consult and cooperate with Purchaser, and consider in good faith the views of Purchaser with respect to all such filings. Notwithstanding any provision to the contrary herein, Sellers shall not seek to amend or modify any provision of the Bidding Procedures Order or the Sale Order without the prior written consent of Purchaser.

                  (c) From the date hereof until the Closing Date, except as may be required by Law, neither Purchaser nor its affiliates, employees, agents, and representatives (collectively, "Purchaser Representatives") will disclose to any third party the information concerning Sellers that it may have acquired from Sellers in the course of Its due diligence investigation with respect to Sellers without the prior written consent of Seller; provided, however, Purchaser Representatives may disclose any such information as follows: (i) to the extent that the information is or becomes generally available to the public through no fault of any Purchaser Representative making such disclosure; (ii) to the extent that the same information is in the possession of the Purchaser Representative making such disclosure prior to receipt of such information; (iii) to the extent that the Purchaser Representative that received the information independently developed the same information prior to the date the Purchaser Representative received such information from Sellers without relying on any information; or (iv) to the extent that the same information becomes available to such Purchaser Representative making such disclosure on a non-confidential basis from a source other than a Purchaser Representative which is not known by Purchaser Representative to be confidential. If the transactions contemplated hereby are not consummated, the Purchaser Representatives will return or destroy the confidential information upon the written request of Seller. In the event that Purchaser or any Purchaser Representative is required by Law or legal process to disclose all or any part of any such confidential information, Purchaser shall promptly notify Republic of the existence, terms and circumstances surrounding such a request so that it may seek an appropriate protective order, at Republic's sole cost and expense, prior to Purchaser's disclosure of such information.

                  (d) Notwithstanding anything herein to the contrary; each party to the transaction (and each affiliate and person acting on behalf of any such party) agrees that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction), or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

      SECTION 7.4 NOTIFICATION OF CERTAIN MATTERS. Sellers shall give prompt notice to Purchaser of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate (without giving effect to any limitation as to "materiality" set forth therein), (ii) any failure of Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) the occurrence or nonoccurrence of any event the occurrence or non-occurrence of which would have a Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice

      SECTION 7.5 [INTENTIONALLY OMITTED]

      SECTION 7.6 FILINGS AND APPROVALS REGARDING THE RAILROAD SUBSIDIARY.

                  (a) As soon as practicable following. the date of this Agreement, Purchaser shall make or cause to be made all filings with and submissions-to the Surface Transportation Board under the ICC Termination Act that are required in connection with the consummation of the transactions contemplated by this Agreement in respect of the Railroad Subsidiary; Sellers shall assist and support, and Republic shall cause the Railroad Subsidiary to assist and support, Purchaser in the preparation of such filings and submissions, and Purchaser shall provide, Republic an opportunity to review and comment on all such filings and submissions prior to their transmittal to the Surface Transportation Board.

                  (b) If the approvals or exemptions of the transactions from the Surface Transportation Board contemplated by this Agreement in respect of the assets of the Railroad Subsidiary have not been obtained or become effective by the Closing Date, Purchaser shall continue to use their commercially reasonable efforts to obtain all approvals or exemptions and, notwithstanding anything to the contrary herein, until such approvals or exemptions are obtained, this Agreement shall not constitute an agreement to assign the assets of the Railroad Subsidiary and to the extent permitted by Law and subject to any required exemptions or approvals, from and after the Closing Date (i) Republic shall hold the Railroad Subsidiary Assets in trust for the Purchaser until such time as such Railroad Subsidiary Assets may be transferred to Purchaser or its assignee, and shall execute a bill of sale and assignment and assumption agreement satisfactory to the Purchaser and in customary form at Closing to be held in escrow by Kirkland & Ellis LLP such that the Railroad Subsidiary Assets may be transferred to Purchaser effective immediately upon receipt of the required exemptions or approvals, (ii) Republic shall use commercially reasonable efforts to cause the Railroad Subsidiary to continue to operate in the ordinary course of business or as otherwise reasonably directed by Purchaser, (iii) Republic shall, and Republic shall cause the Railroad Subsidiary to, enter into any reasonable arrangement designed to provide Purchaser with the benefits of, and cause Purchaser to bear the costs and obligations of, Republic's ownership of the Railroad Subsidiary and (iv) Purchaser shall indemnify Sellers for any losses arising out of the operation of the Railroad Subsidiary from and after the Closing Date.

      SECTION 7.7 FURTHER ACTION.

                  (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to take or cause to be taken all appropriate action and to do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable, including using its commercially reasonable efforts to obtain all Permits and orders from Governmental Authorities and consents, approvals and authorizations from parties to contracts with any Seller as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Closing. Sellers shall use their commercially reasonable efforts, in cooperation with Purchaser to secure, transfer, assign or otherwise convey to Purchaser all Permits necessary for the continued post-Closing operation of the Purchased Assets or discharge the Assumed Liabilities in compliance with all applicable Laws and Environmental Laws.

                  (b) Each party hereto agrees to cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by this Agreement; provided, however, that no party hereto shall be required to compensate any third party to obtain any such consent or approval.

                  (c) Prior to the execution and delivery of this Agreement, Purchaser instructed a Title Company to obtain title insurance commitments and corresponding Surveys. Promptly after Purchaser receives such title commitments and corresponding Surveys, Purchaser shall deliver copies thereof, as well as further continuations, supplements or revisions thereto, directly to Sellers and to the trustee of the New Senior Secured Notes. Purchaser shall use commercially reasonably efforts for the market in which the respective properties are located to cause the Title Company to deliver title insurance commitments and to cause the corresponding Surveys to be completed as soon as possible and in any event delivered prior to Closing.

                  (d) The Sellers shall use their commercially reasonable efforts to assist the Purchaser with respect to any financing which the Purchaser is raising in connection with the Closing, including in connection with refinancing the DIP Facility or the Senior Secured Notes, which efforts will include the production of financial statements required by regulation S-X or any similar requirement.

      SECTION 7.8 CONDUCT OF THE BUSINESS. Except as contemplated by this Agreement or with the prior written consent of Purchaser, Sellers covenant and agree that, during the period between the date of this Agreement and the Closing, Sellers shall (i) conduct the Business in a manner consistent with past practice, and (ii) confer on a regular and frequent basis with one or more Purchaser Representatives to report operational matters and the general status of ongoing operations including sales levels, profit margins, cost increases, changes or modifications to the operations of Sellers or their Subsidiaries and adverse trends.

      SECTION 7.9 NON-ASSIGNABLE CONTRACTS.

                  (a) Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Contractor any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof without the consent of a third party thereto would constitute a breach or other contravention thereof, would be ineffective with respect to any such third party, or would in any way adversely affect the rights of Purchaser or Sellers thereunder.

                  (b) With respect to any such Purchased Contract for which the consent of a party thereto shall not have been obtained at Closing and any claim, right or benefit arising thereunder or resulting therefrom, Sellers and Purchaser shall each use their reasonable good faith efforts to obtain as expeditiously as possible the written consent of the other parties to such Purchased Contract for the assignment thereof to Purchaser.

                  (c) Unless and until any consent, waiver, confirmation, novation or approval is obtained with respect to any such Purchased Contract, Sellers and Purchaser shall cooperate to establish an arrangement satisfactory to Purchaser under which Purchaser would obtain the claims, rights and benefits and assume the corresponding Liabilities and obligations thereunder (including by means of any subcontracting, sublicensing or subleasing arrangement) or under which Sellers would enforce for the benefit of Purchaser, with Purchaser assuming and agreeing to pay Sellers' obligations, any and all claims, rights and benefits of Sellers against a third party thereto. In such event, (i) Sellers will promptly pay to Purchaser, when received, all moneys received by it under any such Purchased Contract or any claim, right or benefit arising thereunder, and (ii) Purchaser will promptly pay, perform or discharge, when due, any and all obligations and Liabilities arising thereunder, other than those being contested in good faith.

      SECTION 7.10 ACQUISITION AGREEMENTS. To the extent that any of the acquisition agreements set forth on the attached Schedule 2.1(k) (the "Acquisition Agreements") are not assignable without the consent of another party, such consent is not obtained and there is hereafter discovered any event or occurrence. for which Purchaser would have been entitled to indemnification if such Acquisition Agreement had been assigned to Purchaser (an "Indemnification Claim"), Sellers shall, upon receipt of written notice from Purchaser, pursue such Indemnification Claim on Purchaser's behalf at Purchaser's sole reasonable expense. Purchaser shall control the investigation, defense and settlement (including choice of counsel in its sole discretion) of any Indemnification Claim and shall reimburse Sellers for all reasonable costs and expenses relating thereto promptly upon presentation by Sellers of invoices or other documentation evidencing such amounts to be reimbursed. Sellers shall make available to Purchaser, at Purchaser's reasonable expense, its counsel and other representatives, all information and documents available to them that relate to such Indemnification Claim. Sellers shall also render to Purchaser, at Purchaser's reasonable expense, such assistance and cooperation as may reasonably be required to ensure the proper and adequate pursuit of such Indemnification Claim. Sellers shall promptly remit and turn over to Purchaser any recovery (including pursuant to any settlement, arbitration, judicial proceeding or otherwise) relating to any such Indemnification Claim and such recovery shall be deemed to be a Purchased Asset.

      SECTION 7.11 INDEMNIFICATION AGREEMENTS. Sellers and Purchaser shall cooperate to establish arrangements reasonably acceptable to each of Purchaser and Republic under which Purchaser would obtain certain claims, rights and benefits and assume certain corresponding Liabilities. and obligations under the indemnification agreements set forth on the attached Schedule 7.11 (the "Indemnification Agreements") with respect to the Purchased Assets. Without limiting the generality of the foregoing, if there is discovered any event or occurrence for which indemnification would have been provided under such Indemnification Agreements, Sellers shall, upon receipt of written notice from Purchaser, pursue such indemnification claim on Purchaser's behalf at Purchaser's sole reasonable expense. Purchaser shall control the investigation, defense and settlement (including choice of counsel in its sole discretion) of any such indemnification claim asserted under any Indemnification Agreement and shall reimburse Sellers for all reasonable costs and expenses relating thereto promptly upon presentation by Sellers of invoices or other documentation evidencing such amounts to be reimbursed. Sellers, at Purchaser's reasonable expense, shall make available to Purchaser, its counsel and other representatives, all information and documents available to them that relate to any such indemnification claim. Sellers also shall, at Purchaser's reasonable expense, render to Purchaser such assistance and cooperation as may reasonably be required to ensure the proper and adequate pursuit of any such indemnification claim. Sellers shall promptly remit and turn over to Purchaser any recovery (including pursuant to any settlement, arbitration, judicial proceeding or otherwise) relating to any such indemnification claim and such recovery shall be deemed to be a Purchased Asset. Purchaser shall be entitled to satisfy any payment obligation, threshold amount or other condition to the receipt of indemnification under any Indemnification Agreement. To the extent that Purchaser and Republic may benefit from an indemnification claim asserted under any Indemnification Agreement, .and Purchaser contributes to the satisfaction of any payment obligation, threshold or other condition, then Purchaser and Republic shall share in the benefit of any recovery therefrom pro rata based upon their respective contributions to the satisfaction of any such condition.

      SECTION 7.12 LITIGATION. Sellers will promptly supply to Purchaser copies of all litigation or legal proceedings pertaining to the Purchased Assets which may arise subsequent to the execution of this Agreement but prior to the Closing Date, and will also advise Purchaser promptly in writing of any written threat of litigation or other legal proceeding (including actions or motions in the Bankruptcy Court) which is made between the date of this Agreement and the Closing Date pertaining to the Purchased Assets or the Seller' ability to perform its obligations under this Agreement.

      SECTION 7.13 PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statement or holding any discussion with the Creditors Committee, and, any ad hoc meeting of trade creditors with respect to this Agreement and the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior approval thereof by the other party, which approval shall not be unreasonably withheld. Nothing in this Section 7.13 shall prevent disclosure by Sellers or Purchaser, or any of their Affiliates, with respect to this Agreement and the transactions contemplated hereby as Sellers or Purchaser, or such Affiliate, may be required to make by applicable Law, provided, however, that the party required to make such disclosure shall give prior notice to the other party of the nature of the requirement, the identity of the Person or Persons to whom disclosure is required to be made and the information to be disclosed; and further provided, that Purchaser and Sellers may make reasonable efforts to promote and encourage union, public arid/or governmental support for the transactions and/or conditions related directly or indirectly thereto.

      SECTION 7.14 FILINGS AND AUTHORIZATIONS. Each of Sellers and Purchaser, as promptly as practicable, shall (i) make, or cause to be made, all such filings or submissions under Laws applicable to it as may be required for it to consummate the transaction contemplated herein; (ii) use its and their commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it in order for it so to consummate such transactions; and (iii) use its and their commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder.

      SECTION 7.15 AMENDMENT TO LIST OF PURCHASED CONTRACTS. Notwithstanding anything herein to the contrary, at any time prior to the Sale Hearing Purchaser shall be entitled in its sole discretion to remove any executory Contracts or Unexpired leases from the list of Purchased Contracts by providing written notice thereof to Republic and any Contracts so removed shall not constitute Purchased Assets at Closing. At any time before or after the Closing Purchaser shall be entitled in its sole discretion to request the Sellers to add to the list of Purchased Contracts any executory Contracts or unexpired leases of Sellers by providing written notice thereof to Republic, and any Contracts so added shall constitute Purchased Assets; provided that Purchaser shall not be entitled to add to the list of Purchased Contracts any executory Contracts or unexpired leases of Sellers that any Seller has rejected by order of the Bankruptcy Court. Sellers shall give written notice to Purchaser prior to the submission of any motion in the Chapter 11 Cases to reject any executory Contracts or unexpired leases. Sellers shall use commercially reasonable efforts to have such Contracts and leases assigned to the Purchaser as soon as practicable after receipt of such notice (but no earlier than the Closing).

      SECTION 7.16 INSURANCE. Following the Closing Date, Sellers shall maintain insurance policies that provide the same level of coverage as the Insurance Policies and that cover claims made and events occurring prior to the Closing Date; provided, however that such insurance policies may only cover the Excluded Assets and Liabilities not assumed by Purchaser hereunder.

      SECTION 7.17 BULK SALE. Each of the parties to this Agreement hereby waives compliance with the bulk sales or bulk transfer laws that are applicable to the sale of the Purchased Assets with respect to the Excluded Liabilities.

      SECTION 7.18 EMPLOYEES AND EMPLOYEE BENEFITS MATTERS. Effective as of the Closing Date, Purchaser shall assume the Employee Benefit Plans listed on
Schedule 7.18 (the "Assumed Employee Benefit Plans"). Republic has an obligation to contribute to the Steelworkers Pension Plan (the "Union Pension Plan"). Purchaser agrees that, from and after the Closing Date, in order to avoid the assessment of any withdrawal Liability under Section 4201 of ERISA, Purchaser shall have an obligation to contribute to the Union Pension Plan for substantially the same number of contribution base units for which Republic had an obligation to contribute prior to the Closing Date. Purchaser may apply for an exemption from or variance or waiver of the requirements of Section 4204(a)(1) of ERISA, and Sellers shall cooperate in the prosecution of any such application and implementation of any such exemption, variance or waiver. To the extent that before the Closing Date such an exemption, variance or waiver is not granted with respect to the Union Pension Plan, then the following provisions shall apply with respect to the Union Pension Plan (unless such an exemption., variance or waiver is applied for or granted prior to the first day of the first plan year of the Union Pension Plan beginning after the Closing Date):

                  (a) Purchaser shall provide to the Union Pension Plan annually for a period of five plan years of the Union Pension Plan (commencing with the first plan year of the Union Pension Plan beginning after the Closing
      Date) a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA, or an amount held in escrow by a bank or a similar financial institution satisfactory' to the Union Pension Plan, or such other equivalent form of security permitted for this purpose in an amount equal to 100% (or 200% in the event that the Union Pension Plan is in reorganization in the plan year during which the Closing Date occurs) of the greater of (I) the average annual contribution required to have been made by Republic with respect to the operations under the Union Pension Plan for the three plan years of the Union Pension Plan preceding the plan year in which the Closing Date occurs, or (II) the annual contribution that Republic was required to have made with respect to the operations under the Union Pension Plan for the last plan year of the Union Pension Plan preceding the plan year in, which the Closing Date occurs; which bond, escrow or security shall be paid to the Union Pension Plan if Purchaser withdraws from the Union Pension Plan in a complete or partial withdrawal with respect to its operations, or fails to make a contribution to the Union Pension Plan when due, at any time during the first five plan years of the Union Pension Plan beginning after the Closing Date.

                  (b) Republic and Purchaser hereby agree that if Purchaser withdraws from the Union Pension Plan in a complete withdrawal or a partial withdrawal with respect to operations during the first five plan years of such Union Pension Plan beginning after the Closing Date, Purchaser will be primarily liable and Republic will be secondarily liable to such Union Pension Plan for any withdrawal Liability that Republic would have incurred to the Union Pension Plan (but for Section 4204 of ERISA) in the event the Liability of Purchaser with respect to the Union Pension Plan is not paid.

                  (c) In the event Republic liquidates before the end of the five plan year period described in subparagraph (a) above, Purchaser agrees to provide a bond or an amount m escrow equal to the amount described in Section 4204(a)(3) of ERISA on behalf of Republic, which amount shall revert to Purchaser if not paid to the Union Pension Plan during such five plan year period.

      SECTION 7.19 CLOSING DATE BALANCE SHEET. Sellers will provide to Purchaser a Closing Date Balance Sheet at least two (2) Business Days prior to the Closing Date.

                                  ARTICLE VIII
                            CONDITIONS TO THE CLOSING

      SECTION 8.1 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to effect the Closing shall be subject to the prior and/or simultaneous satisfaction or written waiver by Purchaser of each of the following conditions:

                  (a) Bidding Procedures Order. The Bidding Procedures Order (i) shall have been entered on or before November 7, 2003, which date may be waived or extended by Purchaser in its sale discretion, (ii) shall not have been stayed, modified, amended, dissolved, revoked or rescinded without Purchaser's consent and (iii) shall be in full force and effect on the Closing Date.

                  (b) Sale Order. The Sale Order (i) shall have been entered on or before December 16, 2003, which date may be waived or extended by Purchaser in its sale discretion, (ii) shall not have been stayed, modified, amended, dissolved, revoked or rescinded without Purchaser's consent and (iii) shall be in full force and effect on the Closing Date.

                  (c) Representations and Warranties. (i) The representations and warranties of Sellers set forth in this Agreement qualified by materiality shall be true and correct in all respects. as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that to the extent such representations and warranties expressly speak as of an earlier date, such representations, and warranties shall be true and correct in all respects as of such specified date); (ii) the representations and warranties of Sellers set forth in this Agreement that contain no qualification with respect to materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date, such representations and warranties shall be true and correct in all material respects as of such specified date); and (iii) Purchaser shall have received a certificate dated the Closing Date signed by the Chief Executive Officer of each Seller to such effect.

                  (d) Covenants. Sellers shall have performed in all material respects all of the obligations, covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date and Purchaser shall have received a certificate dated the Closing Date and signed by the Chief Executive Officer of each Seller to that effect.

                  (e) [Intentionally Omitted]

                  (f) [Intentionally Omitted]

                  (g) No-Material Adverse Effect. There shall not have occurred since the date hereof any event, change, occurrence, development or state of facts or circumstances which has had or would reasonably be expected to have a Material Adverse Effect, but excluding effects resulting from or arising in connection with (i) the filing of the Chapter 11 Cases, this Agreement, the transactions contemplated hereby or the announcement hereof, or (ii) general deterioration in the steel industry or the economy generally.

                  (h) Closing Deliveries.. Sellers shall have delivered or caused to be delivered to Purchaser each of the items listed in Section
      9.2 hereof.

                  (i) [Intentionally Omitted]

                  (j) Labor Agreements. All of the Labor Agreements shall be in full force and effect unmodified from their current terms and the Purchaser shall be entitled to the benefit thereof.

                  (k) [Intentionally Omitted]

                  (l) [Intentionally Omitted]

                  (m) [Intentionally Omitted]

                  (n) Waiver of Avoidance Actions. Sellers and their chapter 11 estates shall have executed a waiver satisfactory to Purchaser waiving any present or future avoidance actions under Sections 547, 548 or 549 of the Bankruptcy Code against any vendors, suppliers or trade creditors.

                  (o) No Termination. This Agreement shall not have been terminated pursuant to Section 11.1.

                  (p) [Intentionally Omitted]

                  (q) [Intentionally Omitted]

                  (r) [Intentionally Omitted]

                  (s) Release of Indenture Liens. All Encumbrances on the Purchased Assets which constitute. Collateral securing the Senior Secured Notes (including, but not limited to the Trust Moneys other than the Retained Trust Moneys) shall have been released at the time of the Closing and transferred to the Purchaser in consideration for the issuance of the New Senior Secured Notes.

                  (t) Release. Purchaser, Perry and their professional advisors shall have been released from any and all Liability which may' arise in relation to the transactions contemplated hereby, other than Liability arising under the terms of this Agreement or any securities issued pursuant to the terms hereof, pursuant to a mutual release of the parties contained in the Sale Order.

                  (u) Change of Corporate Names. Prior to or contemporaneously with the Closing, the Sellers and each of their Affiliates shall have provided satisfactory documentation to Purchaser for the Purchaser to file amendments to each of their corporate charters and other relevant filings and documents, as necessary, to change (i) their names and any other trade names, including d/b/a's, and (ii) the names of any other companies, partnerships or ventures that include "Republic", "Engineered", any permutations thereof or other trade names. The new names will not have the words "Republic", "Engineered", any other trade name of or being used by Sellers or any of their respective Affiliates of Sellers, any permutation of any thereof, or any other words indicating that Sellers or their respective Affiliates may be involved in the Business.

      SECTION 8.2 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Sellers to effect the Closing shall be subject to the prior and/or simultaneous satisfaction or written waiver by Seller of each of the following conditions:

                  (a) Representations and Warranties. (i) The representations and warranties of Purchaser set forth in this Agreement qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing date (except that to the extent such representations and warranties expressly speak as of an earlier date, such representations and warranties shall be true and correct in all respects as of such specified date); (ii) the representations and warranties of Purchaser set forth in this Agreement that contain no qualification with respect to materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date, such representations and warranties shall be true and correct in all material respects as of such specified date); and (iii) Republic shall have received a certificate dated the Closing Date and signed on behalf of Purchaser by the chief executive officer of Purchaser to such effect.

                  (b) Covenants. Purchaser shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date and Republic shall have received a certificate, dated the Closing Date and signed by the chief executive officer of Purchaser, to that effect.

                  (c) Consents and Approvals. Sellers and Purchaser shall have received all consents or approvals and made all applications, requests, notices and filings with any Person or Governmental Authority-required to be obtained or made in. connection with the consummation of the transactions contemplated by this Agreement which required consents and approvals are set forth in the attached Schedule 8.2(c).

                  (d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Governmental Order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

                  (e) Closing Deliveries. Purchaser shall have delivered or caused to be delivered to Seller each of the items listed in Section 9.3 hereof.

                  (f) [Intentionally Omitted]

                  (g) Labor Agreements. All Labor Agreements shall have been assigned to. Purchaser pursuant to this Agreement.

                  (h) No Termination. This Agreement shall not have been terminated pursuant to Section 11.1.

                  (i) The Sale Order shall have been approved and shall be in full force and effect on the Closing Date.

                                   ARTICLE IX
                                     CLOSING

      SECTION 9.1 CLOSING. The closing (the "Closing") of the transactions contemplated in this Agreement shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article XIII (the "Closing Date") at the offices of Kirkland & Ellis LLP located at 153 East 53rd Street, New York, NY 10022, but in no event later than December 22, 2003.

      SECTION 9.2 CLOSING DELIVERIES BY SELLERS. At the Closing, Sellers shall properly execute (if necessary) and deliver (or cause to be delivered) to
Purchaser:

                  (a) [Intentionally Omitted]

                  (b) The Bill of Sale, duly executed by Sellers.

                  (c) The Assumption Agreement, duly executed by Sellers.

                  (d) Such other deeds, bills of sale, assignments, releases, consents to assignments and other instruments of sale, conveyance, assignment, assumption and transfer as. Purchaser or its counsel may reasonably request, satisfactory in form and in substance to Purchaser and its counsel, in order to convey to Purchaser all of Sellers' rights, title and interests in and to the Purchased Assets and to assign to Purchaser all of the Assumed Liabilities in the manner provided for in this Agreement.

                  (e) Limited warranty deeds for each parcel of the owned Real Property in form and substance acceptable to Purchaser.

                  (f) Lease Assignment and Assumption Agreements with respect to each parcel of leased Real Property in customary form and acceptable to the Purchaser in its reasonable discretion (the "Lease Assignment and Assumption Agreement"), duly executed by Sellers.

                  (g) [Intentionally Omitted]

                  (h) Certified copies of the Sale Order and the Bidding Procedures Order and a copy of the docket sheet for the Chapter 11 Cases showing their entry and that no order has been entered that modifies, amends, stays, dissolves, revokes or rescinds either of such orders.

                  (i) A certificate of the Secretary of each Seller in customary form and acceptable to the Purchaser in its reasonable discretion.

                  (j) A certificate of an officer of each Seller referred to in Sections 8.1(c) and 8.l(d) in customary form and acceptable to the Purchaser in its reasonable discretion.

                  (k) A certificate from each Seller certifying that. such Seller is not a foreign person for the purposes of section 1445 of the Code, which certificate shall comply with the requirements of Treasury Regulation 1.1445-2 and shall be in customary form and acceptable to the Purchaser in its reasonable discretion.

                  (l) A cross-receipt for the Cash Consideration paid by Purchaser to Sellers at the Closing.

                  (m) Stock certificates for the Canadian Subsidiary representing 100% of the capital stock of the Canadian Subsidiary together with stock powers executed in blank and a Stock Transfer Agreement in customary form and acceptable to the Purchaser in its reasonable discretion.

                  (n) Such other documents and instruments as are contemplated in this Agreement or as Purchaser or Purchaser's counsel may reasonably request in order to evidence or consummate the transactions contemplated by this Agreement or to effectuate the purpose or intent of this Agreement.

      SECTION 9.3 CLOSING; DELIVERIES BY PURCHASER. At the Closing, Purchaser shall properly execute (if necessary) and deliver (or caused to be delivered) to Sellers and in accordance with Section 4.1:

                  (a) The Cash Consideration and the Wind Down Payment.

                  (b) The Bondholder Note Consideration and the Bank Note

                  (c) The Assumption Agreement, duly executed, by Purchaser or any designee of Purchaser.

                  (d) The Lease Assignment and Assumption Agreement, duly executed.

                  (e) [Intentionally Omitted]

                  (f) A certificate of an officer of Purchaser referred to in Sections 8.2(a) and 8.2(b) in customary form and acceptable to the Sellers in their reasonable discretion.

                  (g) A certificate of the Secretary of Purchaser in customary form and acceptable to the Sellers in their reasonable discretion.

                  (h) [Intentionally Omitted]

                  (i) Such other documents and instruments as are contemplated in this Agreement or as Sellers or Sellers' counsel may reasonably request in order to evidence or consummate the transactions contemplated in this Agreement or to effectuate the purpose or intent of this Agreement.

                                    ARTICLE X
                                    SURVIVAL

            All representations and warranties made in this Agreement shall not survive the Closing Date and shall be extinguished by the Closing.

                                   ARTICLE XI
                        TERMINATION, AMENDMENT AND WAIVER

      SECTION 11.1 TERMINATION. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

                  (a) by mutual written consent of Purchaser and Republic; or

                  (b) by Purchaser, if any or all of Sellers agree to transfer a material portion of the Purchased Assets to a third party; or

                  (c) by Purchaser or Republic, if the Bankruptcy Court or any other court of competent jurisdiction in the United States or other Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of the Purchased Assets on the terms and conditions contained herein and such order, decree, ruling or other action shall have become a Final Order; or

                  (d) by Purchaser if there is a material breach by any Seller of any representation, warranty or covenant of the Sellers under this Agreement and Sellers are unable or shall fail or refuse to cure such breach within ten (10) days after written notice from Purchaser specifying such breach; or

                  (e) by Republic if there is a material breach by Purchaser of any representation, warranty or covenant of Purchaser under this Agreement and Purchaser is unable or shall fail or refuse to cure such breach within ten (10) days after written notice from Republic specifying such breach; or

                  (f) [Intentionally Omitted]

                  (g) by Purchaser, if (i) the Bidding Procedures Order shall not have been entered by the Bankruptcy Court on or prior to November 7, 2003 or (ii) the Bidding Procedures Order shall not have become a Final Order on or prior to the date that is 10 days after its entry or (ii) the Sale Order shall not have been entered by the Bankruptcy Court on or prior to December 16, 2003 or (iii) the Sale Order shall not have become a Final Order on or prior to the date that is ten (10) days after the entry of the Sale Order unless Purchaser has waived the requirement for a Final Order; or

                  (h) by Purchaser or Republic if the Closing shall not have occurred on or prior to December 22, 2003; provided, however, that the right to terminate this Agreement under this Section 11.1(h) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing; or

                  (i) by Purchaser, upon the conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, appointment of a Chapter 11 trustee or an examiner with expanded powers, or entry of an order pursuant to Section 362 of the Bankruptcy Code lifting the automatic stay with respect to any material portion of the Purchased Assets; provided, however that Purchaser shall not be entitled to exercise its right to terminate this Agreement pursuant to this Section 11.1(i) until Purchaser has given Republic five days' prior written notice, and Republic shall be permitted to cure any such event during such five-day period.

      SECTION 11.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect and there shall be no Liability on the part of any party hereto or its Affiliates, directors, officers, shareholders, or agents except under Section 11.3 and Section 11.4.

      SECTION 11.3 BREAK-UP FEE; EXPENSE REIMBURSEMENT. From and after the entry' of the Bidding Procedures Order, if this Agreement is terminated for any reason other than pursuant to Section 11.1(e), then Sellers shall reimburse Purchaser (and the direct and indirect owners of the equity of Purchaser) for documented reasonable out-of-pocket costs and expenses (including legal, accounting, engineering and other consultant fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby in an amount up to One Million U.S. Dollars ($1,000,000) (the "Expense Reimbursement Amount"). From and after the entry of the Bidding Procedures Order, in the event this Agreement is terminated pursuant to Section 11.1(b) or as a result of Seller accepting a Competing Bid this should conform to the order, then Seller shall pay Purchaser (i) the Expense Reimbursement Amount and (ii) Three Million U.S. Dollars ($3,000,000) (the "Break-Up Fee"). The payment of the Expense Reimbursement Amount and the Break-Up Fee shall be made in accordance with the terms and conditions set forth in the Bidding Procedures Order.

      SECTION 11.4 EARNEST MONEY DEPOSIT. Within two (2) Business Days of entry of the Bidding Procedures Order, the Purchaser shall deposit as earnest money, $10,000,000 into an escrow account (the "Earnest Money Deposit") pursuant to an escrow agreement in form and substance reasonably satisfactory to the parties, containing the following terms. In the event that this Agreement is terminated under any of the provisions of Section 11.1 other than 11.1(e), then the Earnest Money Deposit shall be released to the Purchaser within two (2) Business Days after such termination. In the event that this Agreement is terminated under Section 11.1(e), then the Earnest Money Deposit shall be paid to the Seller as liquidated damages (and not as a penalty). In the event that the transaction contemplated by this Agreement is consummated, the Earnest. Money Deposit shall be applied to the Cash Consideration portion of the Purchase Price.

                                   ARTICLE XII
                                  MISCELLANEOUS

      SECTION 12.1 EXPENSES. Except as otherwise set forth in this Agreement (including without limitation Section 11.3), Sellers and Purchaser shall each bear the expenses incurred by them in connection with the preparation and negotiation of this Agreement and the Attendant Documents and the consummation of the transactions contemplated in this Agreement.

      SECTION 12.2 GOVERNING LAW; FORUM. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York and, to the extent applicable, the Bankruptcy Code. If the Bankruptcy Court does not have subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party (a) agrees that all such actions or proceedings shall be heard and determined in federal court of the United States for the Southern District of New York, (b) irrevocably submits to the jurisdiction of such court in any such action or proceeding, (c) consents that any such action or proceeding may be brought in such court and waives any objection that such party may now or hereafter have to the venue jurisdiction or that such action or proceeding was brought in an inconvenient court, and (d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 12.3 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by New York law).

      SECTION 12.3 NOTICES. Any and all notices, requests, demands and other communications permitted under or required pursuant to this Agreement shall be in writing. and shall be deemed given if personally delivered or if mailed, postage prepaid, certified or registered mail, return receipt requested, to the parties at the addresses set forth below, or at such other addresses as they may indicate by written notice given as provided in this Section 12.3:

If to Purchaser:                       With required copies to (which shall not
                                       constitute notice):
Perry Strategic Capital Inc.           Kirkland & Ellis LLP
599 Lexington Avenue                   153 East 53rd Street
New York, NY  10022                    New York, NY  10022
Attention:  Peter F. Schweinfurth      Attention:  Adrian van Schie

                                       --and--

If to Seller:                          With required copies to (which shall not
                                       constitute notice):

Republic Engineered Products, LLC      McDonald Hopkins Co., LPA
3770 Embassy Parkway                   2100 Bank One Center
Akron, Ohio  44333                     600 Superior Avenue, E.
Attention:  Joseph Lapinsky            Cleveland, Ohio  44114-2653
                                       Attention:  Shawn M. Riley

      SECTION 12.4 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      SECTION 12.5 NO ASSIGNMENT; BENEFIT TO THIRD PARTIES.

                  (a) No party may assign its rights and obligations under this Agreement without the prior written consent of the other parties, except that Purchaser may assign all or any of its rights and obligations hereunder to any Affiliate of Purchaser upon the execution of a Written instrument whereby any such assignee agrees to assume all of the assignor's obligations and be bound by all the terms and conditions of this Agreement in relation to the rights and obligations assigned, and after the Closing, Sellers may assign all of their rights and obligations hereunder pursuant to an order of the Bankruptcy Court to a single entity whose' primary purpose is the liquidation of Sellers' assets; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

                  (b) The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns and are not intended to, and shall not, confer third-party beneficiary rights upon any other Person.

      SECTION 12.6 ENTIRE AGREEMENT. This Agreement, including the Exhibits and the Schedules attached or to be attached to it, together with the Attendant Documents is and shall be deemed to be the complete and final expression of the agreement between the parties as to the matters contained in and related to this Agreement and supersedes any previous agreements between the parties pertaining to such matters.

      SECTION 12.7 COUNTERPARTS. This Agreement may be' executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

      SECTION 12.8 WAIVER. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any such rights. The waiver by any party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or similar breach.

      SECTION 12.9 AMENDMENT. This Agreement may only be amended by written agreement executed by each of the parties hereto.

      SECTION 12.10 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision will, not affect the validity or enforceability of the other provisions hereof, and this Agreement shall be interpreted so as to most fully give effect to its terms and still be valid and enforceable; provided, however, that any provision altered pursuant to this Section 12.10 shall not result in a material adverse impairment of the rights or obligations of any party hereto.

      SECTION 12.11 FURTHER ASSURANCES. From time to time after the Closing Date, at Purchaser's request and without further consideration, Sellers shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and shall take such other action as Purchaser may reasonably request in order more effectively to convey, transfer, reduce to possession or record title to any of the Purchased Assets purchased pursuant to this Agreement. On Purchaser's request, Sellers shall cooperate and use their commercially reasonable efforts to have their officers, directors, employees and agents cooperate with Purchaser on or after the Closing Date by furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving Purchaser and which are based on contracts, leases, arrangements or acts of Sellers which were in effect or occurred on or prior to the Closing Date.

                     (Rest of Page Intentionally Left Blank)

            IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed by its dilly authorized officers as of the day and year first written above.

                                           PAV REPUBLIC, INC.

                                           By: /s/ Peter F. Schweinfurth
                                               ---------------------------------
                                               Name: Peter F. Schweinfurth
                                               Title: Authorized Person

                                           REPUBLIC ENGINEERED PRODUCTS LLC

                                           By: /s/ Joseph F. Lapinsky
                                               ---------------------------------
                                               Name: Joseph F. Lapinsky
                                               Title: President

                                           N&T RAILWAY COMPANY LLC

                                           By: /s/ Joseph F. Lapinsky
                                               ---------------------------------
                                               Name: Joseph F. Lapinsky
                                               Title: President

                                           BLUE STEEL CAPITAL CORP.

                                           By: /s/ Joseph F. Lapinsky
                                               ---------------------------------
                                               Name: Joseph F. Lapinsky
                                               Title: President

                                    EXHIBIT A

                              (SALE PROVISIONS)(1)

            (i) a specific provision authorizing and requiring the execution and delivery by Sellers of the Agreement and the other agreements contemplated thereby;

            (ii) a specific provision authorizing and requiring Sellers to perform their obligations under the Agreement and the other agreements contemplated thereby;

            (iii) a specific provision authorizing and requiring Sellers to sell the Purchased Assets to Purchaser pursuant to the terms of the Agreement and the other agreements contemplated thereby;

            (iv) a specific finding that the Purchase Price shall be allocated in accordance with the Agreement and the other agreements contemplated thereby;

            (v) a specific finding that, pursuant to Section 363(f) of the Bankruptcy Code, the sale of the Purchased Assets to Purchaser is free and clear of all liens, claims and encumbrances other than the Assumed Liabilities;

            (vi) a specific finding that Purchaser is a good faith purchaser within the meaning of Section 363(m) of the Bankruptcy Code;

            (vii) a specific finding that (i) Purchaser does not constitute a successor to Sellers or their estates; (ii) the sale does not amount to a consolidation, merger or de facto merger of Purchaser and Sellers or their estates; and (iii) Purchaser is not merely a continuation of Sellers or their estates, there is not substantial continuity between Purchaser and Sellers or their estates, and there is no continuity of enterprise between Purchaser and Sellers and their estates;

            (viii) a specific finding that (i) Purchaser is not purchasing all of Sellers' assets, (ii) Purchaser is only purchasing the Purchased Assets and
(iii) Purchaser is not purchasing the Excluded Assets;

            (ix) a specific finding that (i) Purchaser is not assuming all of Sellers' liabilities, (ii) Purchaser is only assuming the Assumed Liabilities and (iii) Purchaser is not assuming the Excluded Liabilities;

            (x) a specific finding that (i) Sellers are not assuming and assigning all of their contracts and leases to Purchaser, (ii) Sellers are only assuming and assigning the

----------------
(1) Any capitalized term not defined herein shall have the meaning ascribed to such term in the Asset Purchase Agreement by and among PAV Republic, Inc., as Purchaser, and Republic Engineered Products LLC, N&T Railway Company LLC, and Blue Steel Capital Corp., as Sellers.

Purchased Contracts and Reference Leases to Purchaser and (iii) Sellers are not assuming and assigning the Excluded Contracts to Purchaser;

            (xi) a specific provision authorizing and requiring Sellers to assume and assign the Purchased Contracts and Reference Leases to Purchaser pursuant to Section 365 of the Bankruptcy Code;

            (xii) a specific finding that Purchaser need not provide any adequate assurance of future performance with respect to the Purchased Contracts or Reference Leases pursuant to Section 365(f)(2) of the Bankruptcy Code other than purchaser's promise to perform under the Purchased Contracts and Reference Leases following the Closing;

            (xiii) a specific finding that the cure amounts set forth on
Schedule 5.1(e) constitute all of the cure amounts that Sellers are required to pay in order to assume and assign the Purchased Contracts and Reference Leases;

            (xiv) a specific finding that the Purchased Contracts and Reference Leases will be in full force and effect from and after the Closing, notwithstanding any provision in the Purchased Contracts and Reference Leases (including those of the type described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts, or conditions assignment or transfer;

            (xv) a specific finding that non-debtor parties to the Purchased Contracts and Reference Leases are barred and enjoined from asserting against Purchaser, among other things, assignment fees, rent accelerations, defaults, breaches, claims, pecuniary losses or conditions to assignment existing as of the Closing or by reason of the Closing;

            (xvi) a specific finding that any objections timely filed with respect to the sale, which have not been withdrawn, are without merit or the interests of such objections have been otherwise satisfied or adequately provided for by the Bankruptcy Court;

            (xvii) a specific finding that Purchaser's offer is the highest and best offer;

            (xviii) a specific finding that the amount of the Purchase Price represents the fair value of the assets being sold;

            (xix) a specific finding that the sale is in the best interests of Sellers and their estates and creditors;

            (xx) a specific finding that the Bankruptcy Court shall retain jurisdiction for the purpose of enforcing the provisions of the Sale Order and the Agreement and the other agreements contemplated thereby and resolve any disputes related thereto;

            (xxi) a specific finding that there are no brokers involved in consummating this sale and no brokers' commissions are due;

            (xxii) a specific finding that no bulk sales law or any similar law of any state or other jurisdiction apply in any way to this sale;

            (xxiii) a specific finding that Sellers and Purchaser are authorized to close the sale immediately upon entry of the Sale Order; and

            (xxiv) a specific, finding providing that the Sale Order shall be effective immediately upon entry pursuant to Rule 7062 and 9014 of the Federal Rules of Bankruptcy Procedure, and no automatic stay of execution, pursuant to Rule 62(a) of the Federal Rules of Civil Procedure, or Rule 6004(g) or 6006(d) of the Federal Rules of Bankruptcy Procedures applies with respect to the Sale Order.

                                  This document consisting of 91 pages
                                  is a true copy of the original filed on
                                  12/16/03.
                                  Attest:  Kenneth J. Hirz, Clerk
                                  By: /s/ illegible                12/17/03
                                      ----------------             --------
                                           Deputy Clerk              Date